Exhibit 10.16

Execution Version

Confidential

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

RESEARCH COLLABORATION AND LICENSE AGREEMENT

by and between

Spark Therapeutics, Inc.

and

Senti Biosciences, Inc.

Effective April 9, 2021

- i -

- ii -

- iii -

Exhibits

Exhibit A:	Option Field
Exhibit B:	Promoter Profiles
Exhibit C:	Research Plan
Exhibit D:	[***]
Exhibit E:	Materials Transfer Letter
Exhibit F-1:	Senti Press Release
Exhibit F-2:	Spark Press Release
Exhibit G:	Data Package Template

- iv -

RESEARCH COLLABORATION AND LICENSE AGREEMENT

This Research Collaboration and License Agreement (“Agreement”), dated as of April 9, 2021 (the “Effective Date”), is entered into by and between Senti Biosciences, Inc., a Delaware corporation, with offices at 2 Corporate Drive, South San Francisco, CA 94080 (“Senti”), and Spark Therapeutics, Inc., a Delaware corporation, with offices at 3737 Market Street, Suite 1300, Philadelphia, PA 19104 (“Spark”).

WHEREAS, Spark is a biopharmaceutical company specializing in the development of gene therapy products.

WHEREAS, Senti leverages its proprietary technologies to design, build and test gene circuits for various uses, including use in gene therapy products.

WHEREAS, the Parties desire to enter into an exclusive arrangement for a research collaboration, pursuant to which Senti will apply the Senti Technology to design, build and test Synthetic Promoters (as defined below) that are intended to have a given Promoter Profile (as defined below) for further evaluation by Spark (the “Collaboration”), and under which Spark will be granted an exclusive option to obtain a worldwide, exclusive license to the resulting Option Promoters (as defined below) from the Collaboration for use in in vivo gene therapy products for specified indications, all subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Senti and Spark agree as follows:

ARTICLE 1

DEFINITIONS

General. When used in this Agreement, each of the following terms shall have the meanings set forth in this Article 1:

1.1 “Accounting Standards” means United States Generally Accepted Accounting Principles (GAAP) or International Financial Reporting Standards (IFRS), in each case as then current at the relevant time and as consistently applied by the applicable Person.

“Affiliate” means, with respect to a Person, any other Person directly or indirectly controlled by (which controlled Person is hereby defined to be a “Subsidiary” of such Person), controlling (which controlling Person is hereby defined to be a “Parent” of such Person), or under common control with, such Person. For purposes of this definition, “control” means: (a) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign Person in a particular jurisdiction) of the voting share capital in a Person; or (b) possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise. [***].

1.2 “BLA” means a Biologics License Application, or any supplement to such application, as defined in the U.S. Federal Food, Drug, and Cosmetic Act (“FDCA”), as amended, and applicable regulations promulgated thereunder by the FDA.

1.3 “Business Day” means a day other than (a) a Saturday or a Sunday, or (b) a day on which banking institutions in Philadelphia, PA or San Francisco, CA are authorized or required by Law to remain closed.

1.4 “Calendar Quarter” means each of the three (3) month periods ending on March 31, June 30, September 30 and December 31 of any year; provided, that the first Calendar Quarter under this Agreement will be the period beginning on the Effective Date and ending at the end of the Calendar Quarter in which the Effective Date is encompassed and the last Calendar Quarter of the Term will be the period beginning on the beginning of the Calendar Quarter in which the effective date of termination or expiration is encompassed and ending on the effective date of expiration or termination of this Agreement.

1.5 “Calendar Year” means each twelve (12) month period commencing on January 1, and ending on December 31; provided, that the first Calendar Year under this Agreement will be the period beginning on the Effective Date and ending at the end of the Calendar Year in which the Effective Date is encompassed and the last Calendar Year of the Term will be the period beginning on January 1 and ending on the effective date of expiration or termination of this Agreement.

1.6 “Change of Control” means, with respect to a Party, (a) a merger, reorganization, combination or consolidation of such Party with a Third Party that results in the holders of beneficial ownership of the voting securities or other voting interests of such Party (or, if applicable, the ultimate Parent of such Party) immediately prior to such merger, reorganization, combination or consolidation ceasing to hold beneficial ownership of greater than fifty percent (50%) of the combined voting power of the surviving entity or the ultimate Parent of the surviving entity immediately after such merger, reorganization, combination or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities or other voting interest of such Party, or (c) the sale, lease, exchange, contribution or other transfer (in one transaction or a series of related transactions) to a Third Party of all or substantially all of such Party’s assets.

1.7 “Claim” means any demand, claim, action, suit, proceeding, order, investigation, finding or verdict (in contract, tort or otherwise).

1.8 “Clinical Trial” means a human clinical trial or human clinical investigation of a product in any country.

1.9 “Commercialization” and “Commercialize” means all pre-launch, launch or post-launch activities undertaken relating to the marketing, promotion, offering for sale, importation, distribution or sale of a product, including advertising, promotion, strategic marketing, market research, sales force recruitment, training, sales meetings, detailing, sample drops; activities related to national accounts, managed care accounts and other similar accounts and government programs; activities related to reimbursement, advertising, market and product support; customer service, medical support, educational initiatives, commercial compliance programs, product storage and distribution, order entry, billing, collection, invoicing, returns; other marketing, sales and distribution activities; and regulatory affairs related to all of the foregoing.

1.10 “Commercially Reasonable Efforts” means, (a) with respect to Spark’s obligation to Develop and Commercialize Products, such level of efforts and resources normally used by [***] for a product that is of similar market potential at a similar stage in its development or product life, taking into account all relevant factors, including [***] and (b) with respect to a Party’s performance of any other obligations under this Agreement, the carrying out of such obligations in a reasonable, diligent and good faith manner using at least the level of efforts such Party would normally use in its performance of a similar activity for its own account. For purposes of clarity, Commercially Reasonable Efforts will be determined [***] within the Territory, and it is anticipated that [***].

1.11 “Confidential Information” means any information disclosed, directly or indirectly, in any form whatsoever by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) or its Affiliates, including the content of the transactions contemplated herein, all technology Controlled by the Disclosing Party and any improvements thereto, any information relating to a Party’s or its Affiliates’ interests, business, finances, products, operations, sales, marketing, customers, suppliers and suppliers’ bills of materials, trade secrets, Know-How, sequences, data, processes, methods, techniques, formulas, test data, presentations, analyses, studies, patent applications (as long as unpublished or undisclosed), financial data, product development, assays, strategic and market research information, other relevant marketing information, clinical data and any other information, whether developed in connection with this Agreement or not, in each of the foregoing cases to the extent disclosed by or on behalf of the Disclosing Party to the Receiving Party or its Affiliates pursuant to this Agreement or the Confidentiality Agreement.

1.12 “Confidentiality Agreement” means the Mutual Confidentiality Agreement entered into by and between Spark and Senti, dated [***].

1.13 “Control” or “Controlled” means, with respect to any Patent Right, Know-How, Regulatory Material, Regulatory Approval, data, document, or other information, and with respect to any Person, possession (whether by ownership or license, other than a license or sublicense granted pursuant to this Agreement) by such Person of the ability to grant an assignment, license, sublicense or access as provided for herein without [***]. Notwithstanding the foregoing, in the event that [***], the following shall be deemed to be [***]:

(a) any Patent Right, Know-How, Regulatory Material, or Regulatory Approval [***]; and

(b) any Patent Right, Know-How, Regulatory Material, or Regulatory Approval [***];

except, in each case ((a) and (b)), to the extent that any such Patent Right, Know-How, Regulatory Material, or Regulatory Approval [***].

1.14 “Counterparts” means:

1.15.1 with respect to a patent, the following items, collectively: any patent applications from which such patent issued, and all patents and patent applications described in Section 1.15.2 with respect to each such patent application; and

1.15.2 with respect to a patent application (including any provisional or utility application), the following items, collectively: (a) all divisionals, continuations and continuations-in-part of such patent application (to the extent directed to subject matter described in any such patent application); (b) any patents (including certificates of correction) issuing from such patent application or any patent application described in clause (a); (c) all patents and patent applications based on, corresponding to or claiming the priority date(s) of such patent application or any of the patents or patent applications described in clauses (a) or (b); (d) any substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, re-examinations and renewals of any of the patents described in clauses (b) or (c); and (e) foreign counterparts of any of the foregoing.

1.15 “Cover”, “Covering” or “Covered” means, with respect to a molecule or product, that, but for a license granted to a Person under a claim included in Patent Rights, the Development, Manufacture, Commercialization or other exploitation of such molecule or product by such Person would infringe, or contribute to, or induce the infringement of, such claim; it being understood that, with respect to a claim within a pending patent application, such pending claim shall be treated as if such pending claim were issued at the applicable time in its then-current form.

1.16 “Debarred” means, with respect to a Person, that such Person (a) is debarred by the FDA pursuant to Section 306 of the FDCA, or is the subject of a conviction described in such section (or subject to a similar sanction of any other applicable Regulatory Authority), (b) is the subject of an FDA debarment investigation or proceeding (or similar proceeding of any other applicable Regulatory Authority), or (c) has been charged with or convicted under U.S. Law for conduct relating to the development or approval, or otherwise relating to the regulation, of any product under the Generic Drug Enforcement Act of 1992.

1.17 “Development” and “Develop” means, with respect to a molecule or product, all activities relating to discovery, evaluation, research, preclinical, non-clinical and clinical development activities or pre-marketing activities, including: identification of potential candidates, synthesis and testing by in vitro or in vivo assays, conducting toxicology studies, drug metabolism and pharmacokinetics studies, process and drug product (i.e., dosage form) development, delivery system development, statistical analysis and report writing, Clinical Trials for the purpose of obtaining or maintaining Regulatory Approval, and regulatory affairs related to all of the foregoing.

1.18 “[***]” means, with respect to [***].

1.19 “Dollar” or “$” means the legal currency of the United States.

1.20 “EMA” means the European Medicines Agency and any successor agency thereto.

1.21 “Encumbrance” means any claim, charge, equitable interest, hypothecation, lien, mortgage, pledge, license, option, assignment to a Third Party, power of sale, retention of title by a Third Party, right of pre-emption, right of first refusal, or security interest of any kind, in each case, that [***].

1.22 “EU5” means the United Kingdom, France, Germany, Italy and Spain.

1.23 “European Union” means (a) all countries officially recognized as member states of the European Union as of the Effective Date or at the time in question and (b) the United Kingdom, regardless of whether it is a member state of the European Union or not.

1.24 “Executive Officer” means, with respect to either Party, the [***] of such Party, or [***].

1.25 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.26 “First Commercial Sale” means, with respect to a Product in a country in the Territory, the first sale of such Product by Spark, any of its Affiliates or any Sublicensee to an unrelated Third Party for use or consumption of such Product in such country in the Licensed Field. [***] shall not be considered a First Commercial Sale.

1.27 “FTE Rate” means a rate of [***] per annum based on the yearly time for a full-time equivalent scientific employee during the Research Term, consisting of a total of [***] hours per annum (“FTE”), to be pro-rated on a daily basis if necessary; provided, that such rate shall be [***]. For the avoidance of doubt: (i) such rate includes all benefits, travel, and overhead expenses; and (ii) in no event shall any one (1) individual be counted as more than one (1) FTE. Commencing on [***], the FTE Rate shall be [***].

1.28 “GCP” means all applicable current Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable, (a) as set forth in the International Council for Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent applicable Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.29 “GLP” means all applicable current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58, and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which a Product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.

1.30 “Governmental Authority” means any federal, national, multinational, state, provincial, country, city or local government or any court, arbitrational tribunal, administrative agency or commission or government authority acting under the authority of any federal, national, multinational, state, provincial, country, city or local government.

1.31 “IND” means an Investigational New Drug Application filed with the FDA in the United States or any equivalent counterpart in any country other than the United States, including all supplements and amendments thereto.

1.32 “IND Acceptance” means[***].

1.33 “Indemnitee” means (a) with respect to Senti as the indemnified Party, each Senti Indemnitee, and (b) with respect to Spark as the indemnified Party, each Spark Indemnitee.

1.34 “Initiation” means[***].

1.35 “Know-How” means any tangible or intangible information, inventions, know-how, data or materials, whether patentable or not, including (a) ideas, discoveries, improvements or trade secrets, (b) pharmaceutical, chemical and biological materials, molecules, products, cell lines, compositions and sequences, (c) tests, assays, techniques, methods, procedures, formulas, formulations or processes, (d) technical, medical, clinical, toxicological, and other data and other information relating to any of the foregoing, including preclinical and clinical data, (e) devices and (f) drawings, plans, designs, diagrams, sketches, specifications, or other documents containing or relating to such information, inventions, know-how, data or materials; but excluding Patent Rights.

1.36 “Law” means any law, statute, rule, regulation, ordinance, court or administrative order, or other pronouncement having the effect of law, of any Governmental Authority that is applicable to a Party, this Agreement or any of the activities contemplated hereunder.

1.37 “Licensed Field” means, with respect to a Licensed Promoter, the cure, treatment, palliation, prevention or diagnosis of those indications set forth on Exhibit A that are identified by Spark in the Option Exercise Notice for such Licensed Promoter.

1.38 “Licensed Promoter” means (a) an Option Promoter for which Spark has timely exercised a Spark Option or (b) [***] of such Option Promoter.

1.39 “Losses” means losses, damages, judgments, penalties, fines, costs, expenses (including reasonable attorneys’ or accountants’ fees, witness fees and expert fees and other expenses of litigation) and, subject to Section 11.3, amounts paid in settlement.

1.40 “MAA” means a Marketing Authorization Application filed with the EMA, or any equivalent filing in any European country or any other Regulatory Authority in any jurisdiction other than the U.S., seeking Regulatory Approval of a product.

1.41 “Manufacture” or “Manufacturing” means all activities related to the manufacturing of a molecule or product, including test method development and stability testing, formulation, process development, manufacturing scale-up, validation, manufacturing for use in non-clinical and clinical studies, manufacturing for commercial sale, fill/finish, packaging, labeling, release of product, quality assurance/quality control development, quality control testing

(including in-process, in-process release and stability testing), shipping and storage of molecule or product or any component or ingredient thereof, and regulatory activities related to all of the foregoing.

1.42 “[***]” means [***].

1.43 “Milestone Event” means a milestone event described in Section 7.4 or Section 7.5.

1.44 “Net Sales” means, with respect to Spark or any of its Affiliates or any Sublicensees (each, a “Selling Party”), the gross amount invoiced by such Selling Party for sale or other commercial disposition of units of a Product for use by a Third Party in the Territory, less the following deductions [***], determined in accordance with [***]: [***].

If a Product is sold under an installment payment plan or other payment plan under which the sales price is invoiced in increments over time, Net Sales will be recognized as installments or increments are [***].

In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

Sales of Products between or among the Selling Parties for resale by a Selling Party shall not be included in the calculation of Net Sales; provided that the subsequent sale, if any, shall be included in the calculation of Net Sales. Products provided to Third Parties [***] for use in Clinical Trials shall not be included in the calculation of Net Sales.

1.45 “Option Field” means, with respect to each Option Promoter, the cure, treatment, palliation, prevention or diagnosis of those indications set forth on Exhibit A.

1.46 “Option Promoter” means a Synthetic Promoter that (a) is designed, built and tested or otherwise identified by Senti under the Research Program, (b) is intended to have one of the Promoter Profiles and (c) is selected by Spark in accordance with Section 3.8.3.

1.47 “Out-of-Pocket Costs” means, with respect to Senti’s activities conducted under the Research Plan, expenses actually paid by Senti to Third Parties to conduct such activities, but excluding any costs included in the FTE Rate.

1.48 “Party” means Senti or Spark, as the context requires.

1.49 “Parties” means Senti and Spark.

1.50 “Patent Challenge” means any administrative or legal procedure or action before an agency (including the United States Patent and Trademark Office) or filed in a court attempting to challenge or oppose the validity or enforceability of a Patent Right or claims thereof in the Territory, or to have a Patent Right or claims thereof declared or adjudicated invalid, unenforceable or unpatentable in the Territory. For the avoidance of doubt, a Patent Challenge includes post-grant reviews¸ ex parte examinations and inter partes reviews in the United States Patent and Trademark Office seeking review or reexamination of any Patent Right or claim thereof.

1.51 “Patent Right” means any patent (including any certificate of correction, substitution, extension (including any patent term extension), registration, confirmation, reissue, re-examination or renewal) or patent application (including any provisional application, utility application, divisional, continuation or continuation-in-part).

1.52 “Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a Governmental Authority.

1.53 “Phase I Clinical Trial” means a Clinical Trial that would satisfy the requirements of 21 C.F.R. § 312.21(a), or its foreign equivalent.

1.54 “Phase I/II Clinical Trial” means a Clinical Trial that would satisfy the requirements of (a) 21 C.F.R. § 312.21(a) and 21 C.F.R. § 312.21(b), or their foreign equivalents or (b) 21 C.F.R. § 312.21(b), or its foreign equivalent.

1.55 “Phase II Clinical Trial” means a Clinical Trial that would satisfy the requirements of 21 C.F.R. § 312.21(b), or its foreign equivalent.

1.56 “Phase III Clinical Trial” means a Clinical Trial that would satisfy requirements of 21 C.F.R. § 312.21(c), or its foreign equivalent.

1.57 “Pivotal Clinical Trial” means a Clinical Trial that [***].

1.58 “Product” means, with respect to a particular Licensed Promoter, an in vivo gene therapy product incorporating such Licensed Promoter[***].

1.59 “Promoter Profile” means one of the five (5) promoter profiles set forth in Exhibit B.

1.60 “Prosecution and Maintenance” means, with respect to a Patent Right, the preparing, filing, prosecuting and maintenance of such Patent Right, as well as re-examinations and reissues, with respect to such Patent Right, together with the conduct of interferences, the defense of oppositions and other similar post-grant proceedings with respect to the particular Patent Right. “Prosecute and Maintain” shall have the correlative meaning.

1.61 “Publication” means any publication in a scientific journal, any public presentation of a scientific abstract, any presentation at any scientific conference (including slides and texts of oral or other public presentations), any other public scientific presentation and any other oral, written or electronic scientific disclosure directed to a public audience that, in each case, pertains to an Option Promoter, Licensed Promoter, Product or the use of any of the foregoing.

1.62 “Regulatory Approval” means all approvals, licenses, registrations and authorizations by a Regulatory Authority that are necessary for the marketing and sale of a pharmaceutical product in a country or group of countries (including commercially or legally necessary price and reimbursement approvals), including approved BLAs and MAAs and any approved supplemental applications therefor.

1.63 “Regulatory Authority” means any Governmental Authority with authority over the marketing, pricing or sale of a pharmaceutical product in a country, including the FDA and the EMA.

1.64 “Regulatory Materials” means regulatory applications, submissions, notifications, registrations, marketing authorizations (including Regulatory Approvals), or other written materials, correspondence, or submissions made to or with a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture or Commercialize a product in a particular country.

1.65 “Representative” means, with respect to a Person, any director, officer or employee of such Person, or any Third Party consultant, subcontractor, attorney, accountant, agent or advisor of such Person.

1.66 “Research Term” means the period commencing on the Effective Date and expiring [***] thereafter; provided, however, that [***].

1.67 “Results” means results, data [***], conclusions and findings generated or obtained by or on behalf of Senti or Spark (or, if applicable, the Parties jointly) in the performance of activities under the Research Program.

1.68 “Royalty Term” means, on a Product-by-Product and country-by-country basis, the period of time commencing on the date of First Commercial Sale of such Product in such country and continuing until the last-to-occur of the following: (a) expiration of the last Valid Claim of a Senti Patent Right Covering [***] in such country; (b) termination or expiration of regulatory or data exclusivity for such Product in such country; and (c) [***] years from the First Commercial Sale of such Product in such country.

1.69 “Senti Know-How” means, subject to Section 5.5.2, any Know-How that is (a) Controlled by Senti or any of its Affiliates as of the Effective Date or any time during the Term and (b) [***] to Develop, Manufacture, Commercialize or otherwise exploit the applicable Licensed Promoter (including as part of a Product), [***].

1.70 “Senti Materials” means all biological materials (a) that are generated under or resulting from activities under the Research Program with respect to an Option Promoter that is intended to have a given Promoter Profile, (b) that are Controlled by Senti or its Affiliates, and (c) which Senti transfers or delivers to Spark for the conduct of the Evaluation Program for such Promoter Profile.

1.71 “Senti Patent Rights” means, subject to Section 5.5.2, any Patent Rights that are (a) Controlled by Senti or any of its Affiliates as of the Effective Date or at any time during the Term, and any Counterparts thereof and (b) [***] to Develop, Manufacture, Commercialize or otherwise exploit the applicable Licensed Promoter (including as part of a Product), including Senti’s interest in any Joint Patent Rights [***].

1.72 “Senti Platform” means Patent Rights and Know-How that are [***] and are [***]. For clarity, the Senti Platform [***].

1.73 “Senti Technology” means the Senti Know-How and the Senti Patent Rights.

1.74 “Spark Know-How” means any Know-How that is (a) Controlled by Spark or any of its Affiliates as of the Effective Date or any time during the Research Term and (b) [***] to conduct the Research Program.

1.75 “Spark Materials” means cell lines or any other biological materials that are Controlled by Spark or its Affiliates, and which Spark transfers or delivers to Senti for use in the Research Program.

1.76 “Spark Patent Rights” means all Patent Rights that are (a) Controlled by Spark or any of its Affiliates as of the Effective Date or at any time during the Research Term, and any Counterparts thereof and (b) [***] to conduct the Research Program.

1.77 “Spark Technology” means the Spark Know-How and the Spark Patent Rights.

1.78 “Sublicensee” means a Third Party to whom Spark or one of its Affiliates or another Sublicensee has granted a license or sublicense in accordance with Section 5.4. For the avoidance of doubt, “Sublicensee” shall [***].

1.79 “Synthetic Promoter” means a [***] that, with respect to a cell type, is [***] in such cell type [***].

1.80 “Territory” means any country of the world.

1.81 “Third Party” means any Person other than Senti or Spark or any of their respective Affiliates.

1.82 “United States,” “US” or “U.S.” means the United States of America and its territories and possessions.

1.83 “Valid Claim” means a claim of (a) an issued and unexpired Patent Right that has not (i) irretrievably lapsed or been revoked, dedicated to the public or disclaimed or (ii) been held invalid, unenforceable or not patentable by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, which holding, finding or decision is final and unappealable or unappealed within the time allowed for appeal, or (b) a pending application for a Patent Right that [***] and has not been abandoned or finally disallowed without the possibility of appeal, provided that if such a pending patent application [***].

1.84 “Vendor” means a Third Party engaged by Spark or any of its Affiliates to perform Development, Manufacturing or Commercialization activities with respect to a particular Licensed Promoter or Products incorporating such Licensed Promoter, including a clinical research organization, contract manufacturing organization, distributor, subcontractor, consultant or other service provider; provided that, such Third Party is not [***].

1.85 Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

DEFINITION:	SECTION:
[***]	Section [***]
Agreement	Preamble
Alliance Manager	Section 2.5
Arbitrator	Section 12.3.3(b)
Bankruptcy Code	Section 5.6
[***]	Section [***]
Collaboration	Recitals
[***]	Section [***]
Competitive Infringement	Section 8.4.1

DEFINITION:	SECTION:
Courts	Section 13.1
[***]	Section [***]
Data Package	Section 4.1.1
Data Package Delivery Date	Section 10.3
Disclosing Party	Section 1.12
Dispute Notice	Section 4.1.1
Effective Date	Preamble
Evaluation Period	Section 4.1.3
Evaluation Program	Section 2.1.2
FDCA	Section 1.3
Force Majeure	Section 14.8
FTE	Section 1.28
FTE Costs	Section 7.2.2
ICH	Section 1.29
Infringement	Section 8.4.1
Infringement Claim	Section 8.3
Joint Patent Rights	Section 8.2.1
Joint Patent Working Group	Section 2.4
JPT	Section 2.3.1
JRC	Section 2.2.1(a)
Materials Transfer Letter	Section 3.6.1
Non-Publishing Party	Section 9.4.5
Notice of Dispute	Section 13.2.1
Notice Period	Section 12.2.1
Option Exercise Notice	Section 4.2.2
Option Promoter Selection Period	Section 3.8.3
Parent	Section 1.2
Promoter Change	Section 8.1.2(b)(ii)
Promoter Improvement	Section 8.1.2(b)(i)
Publishing Party	Section 9.4.5
Receiving Party	Section 1.12
Redacted Version	Section 9.6.2
Research Budget	Section 7.2.1
Research Plan	Section 3.2
Research Program	Section 2.1.1
Reversion License	Section 12.3.1(c)
Selling Party	Section 1.45
Senti	Preamble
Senti Indemnitees	Section 11.1
Senti Platform Improvements	Section 8.1.2(a)
Senti Responsibility Patents	Section 8.2.3
Senti Third Party Agreement	Section 5.5.2
Skipped Milestone	Section 7.4.2
Spark	Preamble
Spark Indemnitees	Section 11.2

DEFINITION:	SECTION:
Spark Option	Section 4.2.1
Spark Responsibility Patents	Section 8.2.2
[***]	Section [***]
[***]	Section [***]
Subsidiary	Section 1.2
Term	Section 12.1
[***]	Section [***]

ARTICLE 2

OVERVIEW AND GOVERNANCE

2.1 Overview of Research Collaboration. The Parties intend and have agreed to undertake the Collaboration under this Agreement consisting of the following components:

2.1.1 a research program pursuant to which Senti will design, build, and test Synthetic Promoters that are intended to have a given Promoter Profile during the Research Term in accordance with Section 3.2 (the “Research Program”); and

2.1.2 with respect to each Promoter Profile, an evaluation program to evaluate Option Promoters for such Promoter Profile in the applicable Option Field, to be conducted by Spark in accordance with Section 4.1 (each, an “Evaluation Program”).

2.2 Joint Research Committee.

2.2.1 Formation; Composition and Meetings.

(a) The Parties will establish a joint research committee (the “JRC”), consisting of [***] members total, with [***] named representatives of each of Spark and Senti, within [***] after the Effective Date. Each Party will provide the other Party in writing with the name, title, e-mail address, and telephone number of their initial JRC members.

(b) The JRC will meet as frequently as both Parties agree is appropriate, but not less than [***], and more often as necessary. Such meetings will be at such times as are agreed to by Spark and Senti, and will alternate between the offices of the Parties, unless the Parties otherwise agree, or will be in such other form (e.g., telephone conference call, internet meetings or videoconference) as the members of the JRC may agree. Each Party will be responsible for all costs incurred by it relating to such meetings.

(c) Each Party shall be free to change its representatives on notice to the other Party or to send a substitute representative to the JRC meeting; provided that each Party shall ensure that, at all times during the existence of the JRC, its representatives on the JRC are appropriate in terms of expertise and seniority for the then-current stage of the Research Program or development of the Option Promoters and have the authority to bind such Party with respect to matters within the purview of the JRC. Each Party’s representatives and any substitute for a representative shall be bound by the obligations of confidentiality set forth in Article 9.

2.2.2 JRC Functions and Powers. The JRC will be responsible for the overall oversight of the Research Program and activities thereunder with respect to Option Promoters that are intended to have a given Promoter Profile until, on a Promoter Profile-by-Promoter Profile basis, [***] for such Promoter Profile, and thereafter the JRC shall serve as a forum for sharing of information of the Parties with respect to [***] for such Promoter Profile. The principal functions of the JRC will be:

(a) overseeing and monitoring the progress and results of the Research Program, [***];

(b) approving amendments to the Research Plan recommended by the JPT;

(c) creating new subcommittees or working groups as necessary;

(d) fostering the collaborative relationship between the Parties;

(e) resolving disputes at the JPT or any other subcommittee;

(f) disclosure or sharing of information relating to the Synthetic Promoters being designed, built and tested under the Research Plan;

(g) on a Promoter Profile-by-Promoter Profile basis, meeting and reviewing [***];

(h) during [***] for a Promoter Profile, reviewing and discussing [***] such Promoter Profile; and

(i) such other functions as agreed by the Parties.

2.2.3 Subcommittees. The JRC may establish and disband subcommittees as deemed necessary by the JRC. Each such subcommittee shall consist of the same number of representatives designated by each Party, which number shall be mutually agreed by the Parties. Each Party shall be free to change its representatives on notice to the other or to send a substitute representative to any subcommittee meeting; provided that each Party shall ensure that, at all times during the existence of any subcommittee, its representatives on such subcommittee are appropriate in terms of expertise and seniority for the then-current stage of the Research Program or development of the Option Promoters and have the authority to bind such Party with respect to matters within the purview of the relevant subcommittee. Each Party’s representatives and any substitute for a representative shall be bound by the obligations of confidentiality set forth in Article 9. Except as expressly provided in this Agreement, no subcommittee shall have the authority to bind the Parties hereunder and each subcommittee shall report to, and have any disputes in such committee resolved by, the JRC. 2.2.4 Decisions. (a) Except as otherwise provided herein, all decisions of the JRC shall be made unanimously, with each Party’s representatives on the JRC collectively having one vote. If the JRC is unable to reach a unanimous decision within [***] after it has met and attempted to reach such decision, then either Party may, by written notice to the other, have such issue referred to the Executive Officers of each Party for resolution. The Executive Officers shall promptly discuss the issue submitted and seek to determine a resolution. If the Executive Officers are unable to determine a resolution within [***] after the issue was referred to them, then Spark shall have the authority to make the final decision with respect to [***].

(b) The JRC shall not have authority to amend, modify or waive compliance with the terms and conditions of this Agreement, or to interpret, alter, increase, expand, or waive a Party’s rights or obligations under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, it is expressly understood and agreed that in no event shall Spark exercise its final decision-making authority to (i) [***] set forth in the Research Plan, (ii) [***] set forth in the Research Plan, [***] in accordance with the terms of this Agreement, (iii) [***] set forth in the Research Plan, (iv) [***] pursuant to the Research Plan, (v) [***] to the Research Program, or (vi) alter the Research Plan in a manner that would be reasonably expected to cause Senti to violate applicable Law, in each case ((i), (ii), (iii), (iv), (v) or (vi)), without the prior written consent of Senti. For clarity, any changes to [***] shall be deemed to [***] set forth in the Research Plan.

(c) Notwithstanding any other provision of this Agreement, upon the conclusion of [***], the JRC shall cease to have any decision-making authority and shall serve only as a forum for discussion and information exchange regarding [***].

2.2.5 Dissolution. Upon [***], unless the Parties conclude and mutually agree in writing that [***] merits retention of the JRC, the JRC will be dissolved.

2.3 Joint Project Team.

2.3.1 Formation; Composition and Meetings. Within [***] after the Effective Date, the Parties shall establish a joint project team (the “JPT”) as more fully described in this Section 2.3. The JPT shall be comprised of an equal number of representatives from each of Spark and Senti with the appropriate scientific expertise with respect to the conduct of the Research Plan and shall meet [***] (or more or less frequently as agreed by the Parties) during the Research Term. Such meetings will be at such times as are agreed to by Spark and Senti and will alternate between the offices of the Parties, unless the Parties otherwise agree, or will be in such other form (e.g., telephone conference call, internet meetings or videoconference) as the members of the JPT may agree. Each Party will bear all expenses it incurs in regard to participating in all meetings of the JPT, including all travel and living expenses.

2.3.2 JPT Functions and Powers. The JPT will report to the JRC and will be responsible for the day-to-day management of the conduct of the Research Plan, including:

(a) overseeing, reviewing and coordinating the conduct of activities under the Research Plan and tracking the activities against the Research Plan and the Research Budget;

(b) overseeing the conduct of experiments and reviewing data resulting from such experiments as set forth in the Research Plan;

(c) reviewing, commenting on and [***] amending the Research Plan, subject to approval by the JRC;

(d) exchanging information regarding the Option Promoters and other Synthetic Promoters being designed, built and tested under the Research Plan; and

(e) reviewing and making determinations with respect to transfers of Know-How and Senti Materials, including to [***].

2.3.3 Decisions. All decisions of the JPT on matters for which it has responsibility shall be made unanimously, with each Party’s representatives on the JPT collectively having one vote. In the event that the JPT is unable to reach a unanimous decision within [***] after it has met and attempted to reach such decision, then either Party may, by written notice to the other Party, have such issue submitted to the JRC for resolution in accordance with Section 2.2.4.

2.3.4 Dissolution. Upon the conclusion of the Research Term, the JPT will be dissolved.

2.4 Joint Patent Working Group. The Parties will establish a joint patent working group (the “Joint Patent Working Group”), consisting of at least [***] from each Party or any other number of experts as the JRC may agree upon (with an equal number of experts from each of Senti and Spark), within [***] after the Effective Date. The Joint Patent Working Group will be responsible for the coordination of the Parties’ efforts in respect of managing the preparation, filing, prosecution, maintenance, enforcement and defense of the Senti Patent Rights in accordance with the provisions set forth in Article 8.

2.5 Alliance Managers. Each Party will appoint an individual designated as the alliance manager (each, an “Alliance Manager”). The Alliance Managers will be the main point of contact for each Party to exchange information, facilitate communication and coordinate the Parties’ activities under the Collaboration and to provide support to the JRC, JPT and any other subcommittees.

2.6 Co-Chairs. The JRC, JPT and each subcommittee shall have co-chairpersons. Spark and Senti shall each select a co-chairperson for the JRC, JPT and each subcommittee, and each Party may change its designated co-chairperson from time to time upon written notice to the other Party. The co-chairpersons of the JRC, JPT and each subcommittee, with assistance and guidance from the Alliance Managers, shall be responsible for calling meetings and preparing and circulating an agenda in advance of each meeting of the JRC, JPT and each subcommittee; provided that the JRC, JPT and each subcommittee co-chairpersons shall call a meeting of the JRC, JPT or applicable subcommittee promptly upon the written request of either co-chairperson to convene such a meeting.

2.7 Minutes and Reports. The Alliance Managers will be responsible for keeping accurate minutes of the JRC or JPT (or, if applicable, any subcommittee) deliberations that record all proposed decisions and all actions recommended or taken. Within [***] of each meeting, the Alliance Managers will provide the JRC or JPT (or, if applicable, any subcommittee) with draft minutes of such meeting. Minutes will be deemed approved unless either Party’s representative objects to the accuracy of such minutes or accompanying report by providing notice to the other Party’s representative within [***] of receipt of such minutes and report. In the event that any such objection is not resolved by the JRC, JPT or applicable subcommittee, such minutes and accompanying report will be amended to reflect such unresolved dispute. Subject to the terms and conditions of this Agreement, all records of the JRC, JPT and each subcommittee will be considered Confidential Information of, and be available to, both Parties.

2.8 Information and Results. Except as otherwise provided in this Agreement, the Parties will make available and disclose to one another [***] prior to and in preparation for the JRC, JPT or applicable subcommittee meetings, [***] to be designated by the JRC, JPT or applicable subcommittee; provided, that (a) [***] and (b) [***].

ARTICLE 3

RESEARCH PROGRAM

3.1 Overview. The Parties shall conduct the Research Program during the Research Term in accordance with the terms and conditions set forth in this Agreement and the Research Plan. Senti will be the lead party for conducting the Research Program.

3.2 Research Plan. All activities to be conducted under the Research Program shall be set forth in a written plan (such plan, as amended from time to time, the “Research Plan”), which Research Plan shall include (a) the Promoter Profiles, (b) the research activities to be undertaken by Senti [***] and anticipated timelines for such activities, (c) the Spark Materials, if any, to be provided by Spark for use by Senti in the Research Program, (d) the Senti Materials to be provided by Senti to Spark for the conduct of the Evaluation Program, and (e) the budget (based on FTEs and Out-of-Pocket Costs) for Senti’s activities under the Research Program. The initial Research Plan is attached hereto as Exhibit C. During the Research Term, either Party may propose amendments to the Research Plan in writing to the JPT, which shall become effective upon approval by the JRC in accordance with Section 2.3; provided, that, unless otherwise agreed by the Parties, [***] after JRC approval.

3.3 Recordkeeping. Senti shall maintain customary written (or electronic) records for the work performed by Senti under the Research Program in good scientific order and sufficient for patent and regulatory purposes. Upon the completion of activities under the Research Plan, Senti shall prepare a final written report to summarize the work performed and the Results generated by Senti from the Research Program, which report shall be [***], and deliver such report to the JRC to review.

3.4 Subcontracts. Subject to the terms and conditions of this Agreement, Senti may subcontract to Affiliates and Third Parties (including contract research organizations) any activities to be performed under the Research Plan; provided, however, that (a) with respect to any such Affiliate subcontractor, Senti shall be required to (i) [***] and (ii) enter into or already have in place appropriate agreements with such Affiliate with respect to non-disclosure of Confidential Information and ownership of any intellectual property developed in the course of subcontracted activities, in each case, consistent with the terms of this Agreement, and (b) with respect to any Third Party subcontractor, Senti shall be required to (i) [***] and (ii) enter into or already have in place appropriate agreements with such permitted Third Party subcontractor respect to non-disclosure of Confidential Information and ownership of any intellectual property developed in the course of subcontracted activities, in each case, consistent with the terms of this Agreement. Senti will also enter into quality agreements with such Affiliates and approved Third Parties as required, in each case, on customary terms consistent with this Agreement. Senti shall remain liable to Spark for any act or omission of its Affiliates or Third Party subcontractors and any and all failures by such Affiliates or Third Party subcontractors to comply with the terms of this Agreement.

3.5 Performance; Funding. Each Party shall perform all activities assigned to it under the Research Plan in accordance with the terms thereof and of this Agreement. For each Promoter Profile, Senti shall use Commercially Reasonable Efforts to generate and provide to Spark [***] Synthetic Promoters for such Promoter Profile in accordance with the Research Plan and the timelines set forth therein. Senti will perform, at its own cost and expense (subject to reimbursement by Spark of the Research Program costs in accordance with Section 7.2), any activities for which it is responsible under the Research Plan. Spark will perform, at its own cost and expense, any activities for which it is responsible under the Research Plan.

3.6 Provision of, Use and Return of Spark Materials.

3.6.1 Provision of Spark Materials. Any Spark Materials provided to Senti shall be accompanied by a materials transfer letter substantially in the form of Exhibit E (a “Materials Transfer Letter”). Each such Materials Transfer Letter shall be signed by a representative of Spark and a representative of Senti. WITHOUT LIMITING THE TERMS OF THE MATERIALS TRANSFER LETTER, SENTI ACKNOWLEDGES THAT THE SPARK MATERIALS ARE BEING SUPPLIED WITH NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE SPARK MATERIALS WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY. SENTI ACKNOWLEDGES AND ACCEPTS THAT THE SPARK MATERIALS ARE EXPERIMENTAL IN NATURE, MAY HAVE UNKNOWN CHARACTERISTICS, MAY CARRY INFECTIOUS AGENTS, OR MAY BE OTHERWISE HAZARDOUS. SENTI AGREES TO USE CAUTION AND PRUDENCE IN THE HANDLING, STORAGE, TRANSPORTATION, CONTAINMENT AND USE OF THE SPARK MATERIALS.

3.6.2 Use and Return of Spark Materials. Senti shall only use the Spark Materials to conduct the Research Program in accordance with the Research Plan during the Research Term. Senti shall not use Spark Materials for any other purposes. Senti shall not transfer the Spark Materials to any Third Party unless set forth in the Research Plan or otherwise approved in writing by Spark. Spark retains all right, title and interest in and to the Spark Materials. Senti shall not use any such Spark Materials provided by Spark in humans or for any commercial purposes. Senti shall not attempt to reverse engineer, deconstruct, design around or in any way determine the structure, sequence or composition of any such Spark Materials or, except as specified in the Research Plan, generate analogs, derivatives or formulations based on any such Spark Materials or chemically analyze or chemically modify the structure of any such Spark Materials. Within [***] after the end of the Research Term, Senti shall return to Spark, or destroy and certify destruction of, any remaining Spark Materials.

3.7 [***].

3.7.1 [***].

3.7.2 [***].

3.7.3 [***].

3.8 Results Reporting; [***] and Selection of Option Promoters.

3.8.1 Senti shall disclose to and review with Spark at each JPT meeting [***] under the Research Program, including by providing [***] written reports to the JPT summarizing the work performed by Senti [***], which reports will include [***]; provided, that Senti may [***].

3.8.2 At Spark’s reasonable request at any time and from time to time during the Research Term (including in connection with Spark’s selection of Option Promoters in accordance with Section 3.8.3), on a Promoter Profile-by-Promoter Profile basis, Senti shall disclose to Spark [***] for such Promoter Profile at such time; provided, however, that Senti shall [***]. Spark shall use [***] in its performance of the Research Plan. Except to the extent contemplated by this Section 3.8.2, Senti shall [***].

3.8.3 On a Promoter Profile-by-Promoter Profile basis, within [***] following the completion of Senti’s work under the Research Plan that has the goal of generating Synthetic Promoters that meet such Promoter Profile, the JRC shall meet and review all of the final Synthetic Promoters resulting from such work. Spark shall have a period of [***] (the “Option Promoter Selection Period”) following such meeting to review such final Synthetic Promoters and any corresponding data in order to evaluate such Synthetic Promoters for potential selection by Spark as Option Promoters. Senti shall cooperate with Spark in connection with such evaluation process, including, to the extent requested by Spark within [***] following such initial JRC meeting, [***] to further discuss such Synthetic Promoters and any questions that Spark may have with respect thereto. At any time prior to expiration of the Option Promoter Selection Period, Spark may provide written notice to Senti of those final Synthetic Promoters that it wishes to select as “Option Promoters”; provided, however, that Spark shall [***] for such Promoter Profile.

ARTICLE 4

EVALUATION PROGRAM; OPTION RIGHTS

4.1 Evaluation Program.

4.1.1 With respect to each Promoter Profile, promptly following Spark’s selection in accordance with Section 3.8.3 of Option Promoters with respect to a particular Promoter Profile, Senti shall provide a data package to Spark, which data package will be in the form of the template data package attached as Exhibit G and include: [***] (each, a “Data Package”). In addition, together with delivery of the Data Package, Senti shall deliver all Senti Materials for such Option Promoters that are specified in the Research Plan. The Parties may modify the required contents of the Data Package or the Senti Materials to be provided to Spark by means of an amendment to the Research Plan approved in accordance with Section 3.2. If Spark believes in good faith that a Data Package or Senti Materials are incomplete, it shall notify Senti within [***] following Spark’s receipt of such Data Package or Senti Materials. If Senti disagrees, it shall provide written notice to Spark thereof (“Dispute Notice”) within [***] following Senti’s receipt of such notice, and such dispute shall be escalated to the Executive Officers, who will attempt to resolve such dispute within [***] following Spark’s receipt of the Dispute Notice. If the Executive Officers do not resolve such dispute [***] after such dispute is escalated to the Executive Officers, either Party may submit such dispute to an independent Third Party expert agreed upon by the Parties who shall resolve such dispute no later than [***] thereafter. If the Executive Officers or the Third Party expert determine(s) that (i) the initial Data Package or Senti Materials are incomplete, the Evaluation Period shall [***], or (ii) the initial Data Package and Senti Materials are complete, the Evaluation Period shall [***] the costs of such independent Third Party expert.

4.1.2 Senti shall, during the Evaluation Period for such Promoter Profile, as reasonably requested by Spark, meet with Spark to discuss the Data Package and Senti Materials and any questions that Spark may have with respect thereto, and provide Spark with such additional information in Senti’s possession and Control (without any requirement to conduct further activities) as reasonably requested by Spark to assist with its interpretation of the Data Package, evaluation of the Senti Materials, conduct of activities under the Evaluation Program and determination as to whether to exercise the Spark Option with respect to an Option Promoter. [***].

4.1.3 On a Promoter Profile-by-Promoter Profile basis, during the period (a) commencing on [***] and (b) expiring [***] (such period, the “Evaluation Period”), Spark shall have the right to perform, at its sole expense, [***] to evaluate such Option Promoters and determine its interest in exercising the Spark Option with respect to any such Option Promoter. During the applicable Evaluation Period, Spark shall keep the JRC reasonably informed of its progress with respect to the Evaluation Program, and provide the JRC [***] under the applicable Evaluation Program (including[***]), during such period. In addition, Spark shall provide the JRC a final report within [***] following the [***] from such Evaluation Program. For clarity, during the applicable Evaluation Period, Spark shall not have the right to (A) [***], or (B) conduct any [***] clinical Development or Commercialization activities under the Evaluation Program with respect to the applicable Option Promoter(s).

4.1.4 Subject to the terms and conditions of this Agreement, Spark may subcontract to Affiliates and Third Parties (including contract research organizations) any activities to be performed under the Evaluation Program in accordance with Section 4.1.3 [***]; provided that (a) the transfer of any Senti Materials by Spark to any such Third Party subcontractor shall be [***], and (b) Spark shall be required to enter into or already have in place appropriate agreements with such Affiliate or Third Party with respect to non-disclosure of Confidential Information and ownership of any intellectual property developed in the course of subcontracted activities, in each case, consistent with the terms of this Agreement. Spark shall remain responsible and liable for acts and omissions of its Affiliates or Third Party subcontractors hereunder and any and all failures by such Affiliates or Third Party subcontractors to comply with the terms of this Agreement.

4.2 Spark Option.

4.2.1 Spark Option Grant. Senti hereby grants to Spark the exclusive right, exercisable at Spark’s sole discretion, on a Promoter Profile-by-Promoter Profile basis in accordance with Section 4.2.2, to be granted the license under Section 5.1.2 with respect to any Option Promoter for such Promoter Profile (each such right, a “Spark Option”).

4.2.2 Spark Option Exercise. Spark, on its own behalf or on behalf of any of its Affiliates, may exercise a Spark Option with respect to an Option Promoter and Products incorporating such Option Promoter by delivery to Senti of written notice of exercise at any time prior to the end of the applicable Evaluation Period for such Option Promoter. The written notice of exercise (the “Option Exercise Notice”) shall identify (a) the applicable Promoter Profile and Option Promoter, (b) [***], (c) [***], and (d) [***]. Upon exercise of a Spark Option, Spark shall pay the applicable licensing fee in accordance with Section 7.3.

4.2.3 Non-Exercise of Spark Option. If Spark (a) does not exercise a Spark Option with respect to any Option Promoters for a given Promoter Profile in accordance with Section 4.2.2 during the applicable Evaluation Period for such Promoter Profile, or (b) notifies Senti in writing prior to the expiration of such Evaluation Period that Spark will not exercise such Spark Option, then (i) such Spark Option shall immediately expire without any further action required on the part of either Party, (ii) Spark shall not have any rights with respect to such Option Promoters and (iii) Senti may Develop, Manufacture, Commercialize and otherwise exploit products incorporating such Option Promoters, whether directly or with or through Affiliates or Third Parties, without any obligation to Spark.

4.3 Provision of, Use and Return of Senti Materials.

4.3.1 Provision of Senti Materials. Any Senti Materials provided to Spark shall be accompanied by a Materials Transfer Letter. Each such Materials Transfer Letter shall be signed by a representative of Spark and a representative of Senti. WITHOUT LIMITING THE TERMS OF THE MATERIALS TRANSFER LETTER, SPARK ACKNOWLEDGES THAT THE SENTI MATERIALS ARE BEING SUPPLIED WITH NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE SENTI MATERIALS WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY. SPARK ACKNOWLEDGES AND ACCEPTS THAT THE SENTI MATERIALS ARE EXPERIMENTAL IN NATURE, MAY HAVE UNKNOWN CHARACTERISTICS, MAY CARRY INFECTIOUS AGENTS, OR MAY BE OTHERWISE HAZARDOUS. SPARK AGREES TO USE CAUTION AND PRUDENCE IN THE HANDLING, STORAGE, TRANSPORTATION, CONTAINMENT AND USE OF THE SENTI MATERIALS.

4.3.2 Use and Return of Senti Materials. Spark and its Affiliates shall only use the Senti Materials (a) to conduct the Evaluation Program with respect to a given Promoter Profile during the applicable Evaluation Period to assess whether to exercise a Spark Option for any Option Promoter with respect to such Promoter Profile during the Evaluation Period or (b) upon exercise of the Spark Option with respect to such Option Promoter, pursuant to the license granted under Section 5.1.2 while such license is in effect; provided that, in each case of (a) and (b), Spark shall not transfer the Senti Materials to any Third Party other than a Third Party subcontractor permitted under Section 4.1.4 unless set forth in the Research Plan or otherwise approved in writing by Senti. Spark and its Affiliates shall not use Senti Materials for any other purposes. Senti retains all right, title and interest in and to the Senti Materials. Spark shall not use any such Senti Materials provided by Senti in humans or for any commercial purposes. Spark shall not attempt to reverse engineer, deconstruct, design around or in any way determine the structure, sequence or composition of any such Senti Materials, and except as specified in the Research Plan, generate analogs, derivatives or formulations based on any such Senti Materials, or chemically analyze or chemically modify the structure of any such Senti Materials. If Spark does not exercise a Spark Option with respect to any Option Promoter that is intended to have a given Promoter Profile, Spark shall return to Senti or destroy and certify the destruction of any unused Senti Materials with respect to all Option Promoters that are intended to have such Promoter Profile, as applicable.

ARTICLE 5

LICENSE GRANTS

5.1 License Grants to Spark.

5.1.1 Subject to the terms and conditions of this Agreement, effective as of the Effective Date, Senti hereby grants to Spark, on a Promoter Profile-by-Promoter Profile basis, during the applicable Evaluation Period for such Promoter Profile, an exclusive, non-transferrable (except in accordance with Section 14.6), sublicensable (solely in connection with any activities subcontracted pursuant to Section 4.1.4), worldwide, fully paid-up, and royalty-free license (or sublicense, as applicable), under the Senti Technology, solely for Spark to conduct its activities under such Evaluation Program; and

5.1.2 Subject to the terms and conditions of this Agreement, effective as of the date of Spark’s delivery of the applicable Option Exercise Notice, Senti hereby grants to Spark (or any Affiliate(s) for which Spark exercised the applicable Spark Option), on a Licensed Promoter-by-Licensed Promoter basis, an exclusive (even as to Senti), non-transferrable (except in accordance with Section 14.6), sublicensable (in accordance with Section 5.4), worldwide, and royalty-bearing license (or sublicense, as applicable), under the Senti Technology, to Develop, Manufacture, Commercialize and otherwise exploit Products incorporating the applicable Licensed Promoter in the applicable Licensed Field in the Territory.

5.2 No Implied Rights; Negative Covenant. Except as expressly provided in this Agreement, neither Party shall be deemed to have granted to the other Party (by implication, estoppel or otherwise) any right, title, license or other interest in or with respect to any intellectual property, Know-How, Patent Rights or other information owned by or licensed to such Party or its Affiliates. Without limiting the foregoing, Spark shall [***] (a) Affiliates [***] or (b) Sublicensees [***]. Notwithstanding the exclusive license granted by Senti to Spark under Section 5.1.1, Senti retains the rights under the Senti Technology to perform its obligations under this Agreement, whether directly or through one or more subcontractors pursuant to Section 3.4. For the avoidance of doubt, Senti retains all rights under the Senti Technology outside the scope of the licenses granted to Spark under Section 5.1, including with respect to Licensed Promoters for use in Products outside the Licensed Field and for use in products that are not Products.

5.3 License Grant to Senti. During the Research Term, Spark hereby grants to Senti a non-exclusive, non-transferrable (except in accordance with Section 14.6), sublicensable (solely in connection with any activities subcontracted pursuant to Section 3.4), worldwide, fully paid-up, and royalty-free license (or sublicense, as applicable), under the Spark Technology, solely for Senti to conduct its activities under the Research Program.

5.4 Sublicensing Rights. Spark shall have the right to grant sublicenses under the licenses granted to Spark pursuant to Section 5.1 to subcontractors in accordance with Section 4.1.4. In addition, Spark shall have the right to grant sublicenses under the licenses granted to Spark pursuant to Section 5.1.2 to its Affiliates and to Third Parties (which sublicensed rights may be further sublicensable through multiple tiers). Each sublicense to a Third Party must be granted pursuant to a written sublicense agreement consistent with the requirements of this Agreement applicable to sublicenses, and Spark shall provide to Senti a reasonably redacted copy of any sublicense agreement entered into by Spark or an Affiliate with a Sublicensee within [***] after the execution of such sublicense agreement, but such copy shall not be redacted to the extent that it [***]. Spark shall remain responsible and liable for any acts and omissions of its Affiliates or Third Party sublicensees hereunder and any and all failures by such Affiliates or Sublicensees or subcontractors (including Vendors) to comply with the terms of this Agreement. For clarity, [***].

5.5 In-Licensed Technology.

5.5.1 After the Effective Date, if either Party or any of its Affiliates identifies the need for, or is otherwise offered, a license, covenant not to sue or similar rights to any Third Party Patent Right or Know-How that such Party or its Affiliates in good faith believes is necessary or useful for the Development, Manufacture or Commercialization of Licensed Promoters (including as part of a Product) in the Licensed Field, then, prior to initiating discussions with any such Third Party with respect to any such license, covenant or right, such Party shall promptly notify the other Party, and the Parties shall promptly discuss in good faith and coordinate on obtaining such license, covenant or other right from such Third Party. If Parties mutually agree that such Third Party Patent Right or Know-How is [***], Spark, itself or through any of its Affiliates, shall have the first right to in-license, covenant for, or otherwise obtain such rights on a worldwide or country-by-country basis, [***]. If Parties mutually agree that such Third Party Patent Right or Know-How is [***], Senti, itself or through any of its Affiliates, shall have the first right to in-license such rights on a worldwide or country-by-country basis, [***]. If the Parties mutually agree that such Third Party Patent Right or Know-How is [***], either Party shall have the right to in-license, covenant for, or otherwise obtain rights to any such Third Party Patent Right or Know-How. For clarity, Senti, itself or through any of its Affiliates, shall have the right to in-license, covenant for, or otherwise obtain rights to any such Third Party Patent Right or Know-How that is [***] on a worldwide or country-by-country basis, [***].

5.5.2 If Senti enters into an agreement with a Third Party after the Effective Date pursuant to which Senti in-licenses, covenants for, or otherwise acquires Control of Patent Rights or Know-How that, subject to this Section 5.5, would constitute Senti Technology for purposes of this Agreement, then Senti shall promptly provide Spark with notice and a copy of the applicable license or other agreement with the Third Party (a “Senti Third Party Agreement”); provided that Senti may redact from such copy [***]. Within [***] following receipt of such notice, Spark shall decide, in its sole discretion, whether or not to accept a sublicense under such Patent Rights or Know-How as Senti Technology and provide Senti written notice of such decision. If Spark accepts such sublicense, (i) such Patent Rights and Know-How shall constitute Senti Technology licensed to Spark under this Agreement, subject to Senti’s rights under the applicable Senti Third Party Agreement; (ii) [***]; and (iii) Spark shall be obligated to comply with all applicable obligations under such Senti Third Party Agreement (other than any such obligations that were redacted in the copy provided to Spark). If Spark does not accept such sublicense (including by failing to respond within such [***] period), (x) such Patent Rights and Know-How shall not constitute, and shall be specifically excluded from, the Senti Technology and shall not be licensed to Spark under this Agreement; and (y) Spark and its Affiliates shall have no obligations with respect to such Senti Third Party Agreement. [***] as in effect on the Effective Date. All such payments shall be made promptly by Senti in accordance with the terms of the applicable Senti Third Party Agreement.

5.6 Section 365(n) of the Bankruptcy Code. All licenses granted to Spark pursuant to Section 5.1 are licenses to “intellectual property” (as defined in Section 101(35A) of title 11 of the United States Code (the “Bankruptcy Code”)). Spark shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Senti or any of its Affiliates under the Bankruptcy Code or analogous provisions of applicable Law outside the United States, Spark, as a licensee under Senti’s intellectual property, shall be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in Spark’s possession, shall be promptly delivered to it upon Spark’s request therefor. Nothing in this Section 5.6 shall be deemed any admission that this Agreement is an executory contract or that this Agreement or any obligation hereunder is otherwise subject to rejection or disavowal in the bankruptcy, liquidation, reorganization, receivership, assignment for the benefit of creditors, administration, insolvency or similar proceeding or circumstance of Senti, nor any admission that upon any such proceeding or circumstance involving Senti, or upon any such rejection or disavowal by Senti, Spark (or any Affiliate or Sublicensee thereof) would lose or not be able to enforce or benefit from any right hereunder (or under any applicable sublicense).

ARTICLE 6

DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

6.1 Development, Manufacture and Commercialization of Products.

6.1.1 Following Spark’s exercise of the Spark Option with respect to a Licensed Promoter pursuant to Section 4.2.2, as between the Parties, Spark shall have the sole right, in its sole discretion (subject to Section 6.3) to Develop, Manufacture, Commercialize and otherwise exploit Products incorporating such Licensed Promoter in the applicable Licensed Field in the Territory. For clarity, the selection of such Products will be made by Spark, at its sole discretion. Spark or its Affiliates or Sublicensees shall bear all of the costs and expenses incurred in connection with such Development, Manufacturing, Commercialization and other exploitation activities.

6.1.2 Spark shall provide Senti with [***] Development report [***] Development activities conducted [***] and expected to be conducted [***].

6.2 Regulatory Activities.

6.2.1 Without limiting the foregoing Section 6.1, Spark shall have the sole right to prepare and file all INDs, BLAs, MAAs and other Regulatory Materials for the Products and otherwise to obtain and maintain Regulatory Approvals from Regulatory Authorities that are necessary for the Development, Manufacture, Commercialization and other exploitation of the Products in the applicable Licensed Field in the Territory. Spark shall have the sole right to interact with Regulatory Authorities as appropriate with respect to the Products in the applicable Licensed Field.

6.2.2 Each Party shall promptly provide the other Party with all adverse event and other material safety information relating to Products that is or becomes known to such Party.

6.3 Diligence. On a Licensed Promoter-by-Licensed Promoter basis, Spark shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for and, following receipt of Regulatory Approval, Commercialize [***] Product incorporating such Licensed Promoter in [***] the applicable Licensed Field in [***]; provided, that the Parties acknowledge that Spark’s Development, regulatory and Commercialization activities [***].

6.4 Regulatory Assistance. Senti shall reasonably assist Spark, at its reasonable request, by providing data, documents and other information [***] by any Regulatory Authorities in connection with Spark’s Development, Manufacturing, Commercialization and other exploitation activities with respect to such Licensed Promoter at part of a Product in the applicable Licensed Field. [***].

6.5 Compliance. All activities to be conducted by or on behalf of the Parties hereunder under this Article 6 shall be conducted in all material respects in compliance with applicable Laws, including GLP and GCP.

ARTICLE 7

CONSIDERATION

7.1 [***]. Within [***] after the Effective Date, Spark shall pay to Senti a one-time, non-refundable and non-creditable up-front payment of Three Million Dollars ($3,000,000).

7.2 Research Support.

7.2.1 During the Research Program, Spark will reimburse Senti for one hundred percent (100%) of the Out-of-Pocket Costs actually incurred by Senti in connection with its activities under the Research Program, in each case, in accordance with the budget included in the Research Plan (the “Research Budget”). Within [***] after the end of each Calendar Quarter during the Research Term, Senti shall provide to Spark an invoice for the Out-of-Pocket Costs incurred in such Calendar Quarter. All invoices for Out-of-Pocket Costs shall include [***] of all such costs (and be accompanied by relevant supporting documentation), and Spark shall pay Senti all costs set forth therein within [***] of receipt of such invoice except to the extent that Spark disputes such invoice or a portion thereof in good faith by notice to Senti within such [***] period, in which case the Parties shall use good faith efforts to resolve such dispute promptly and Spark shall pay the remaining amount, if any, within [***] after resolution of such dispute.

7.2.2 During the Research Program, Spark will reimburse Senti at the FTE Rate for the costs of any FTEs actually performing activities under the Research Plan in accordance with the Research Budget (the “FTE Costs”); provided that, [***]. Senti shall provide to Spark, within [***] after the end of each Calendar Quarter during the Research Term, a report indicating the number of FTEs actually provided by Senti with respect to the Research Program during such Calendar Quarter. Senti shall use [***] to record the number of hours and FTEs actually applied to the Research Program, which [***]. Within [***] after the end of each Calendar Quarter during the Research Term, Senti shall provide to Spark an invoice for the FTE Costs incurred in such Calendar Quarter, and Spark shall pay each invoice for such FTE Costs within [***] of receipt of such invoice except to the extent that Spark disputes such invoice or a portion thereof in good faith by notice to Senti within such [***] period, in which case the Parties shall use good faith efforts to resolve such dispute promptly and Spark shall pay the remaining amount, if any, within [***] after resolution of such dispute.

7.3 License Fee. On a Licensed Promoter-by-Licensed Promoter basis, upon exercise of the Spark Option with respect to each Licensed Promoter, Spark shall pay to Senti a one-time, non-refundable and non-creditable payment of [***] within [***] after exercise of such Spark Option. For clarity, the maximum amount payable under this Section 7.3 is [***].

7.4 Development Milestone Payments.

7.4.1 Within [***] after the first achievement by Spark, any of its Affiliates or any Sublicensee of each of the Milestone Events set forth below for a particular Product, Spark shall notify Senti thereof and make the corresponding payment to Senti within [***] after the achievement of such Milestone Event. Each milestone amount set forth below shall be payable no more than once per Product, regardless of how many times such Milestone Event is achieved by such Product. For clarity, the maximum amount payable under this Section 7.4 per Product is [***].

Milestone Event	Payment (in $ Millions)
[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

Notwithstanding the foregoing, [***].

7.4.2 If any of the [***] development or regulatory Milestone Events set forth in the table above for a Product is not achieved prior to the achievement of a subsequent Milestone Event for such Product (such non-achieved development milestone event, a “Skipped Milestone”), then such Skipped Milestone shall be [***], and the milestone payment for such Skipped Milestone shall be [***] for such subsequent Milestone Event.

7.4.3 For purposes of determining whether milestone payments are owed under this Section 7.4 and Section 7.5, a Product shall [***]; provided, that, if [***].

7.5 Commercial Milestone Payments.

7.5.1 Within [***] after the end of any Calendar Quarter in which a Milestone Event set forth in the table below is first achieved by Spark, any of its Affiliates or any Sublicensee for a particular Product, Spark shall notify Senti thereof and make the corresponding payment to Senti within [***] after the end of such Calendar Quarter in which the applicable Milestone Event was achieved. Each milestone amount set forth below shall be payable no more than once per Product. The maximum aggregate amount that can become payable under this Section 7.5 per Product is [***].

Milestone Event	Payment (in $ millions)
[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

7.5.2 The milestone payments set forth in Section 7.5.1 for a given Product (each, a “Commercial Milestone Payment”) shall [***].

7.6 Royalties.

7.6.1 Royalty Rate. Subject to the remainder of this Section 7.6, on a Product-by-Product and country-by-country basis, during the applicable Royalty Term, Spark shall pay to Senti running royalties at a rate of [***] of the aggregate Net Sales of such Product in such country. Following the expiration of a particular Royalty Term with respect to such Product and country to which such Royalty Term is related, (a) the license to Spark set forth in Section 5.1.2 shall become [***] with respect to such Product in such country and (b) sales of such Product in such country shall be excluded in determining Net Sales of such Product.

7.6.2 Deductions. Subject to Section 7.6.3:

(a) [***].

(b) [***].

7.6.3 Limitation. In no event shall the rate of royalties payable to Senti with respect to a given Product in a country in accordance with this Agreement be reduced under this Section 7.6 [***] of the Net Sales of such Product in such country in any Calendar Quarter; provided that any such reductions [***].

7.7 Reports and Payments. Within [***] after the end of each Calendar Quarter, Spark shall deliver to Senti a report setting forth for such Calendar Quarter the following information, on a Product-by-Product and country-by-country basis: (a) the gross sales and Net Sales for such Product, (b) details of any deductions from gross sales taken in accordance with Section 1.45 and any royalty reductions made pursuant to Section 7.6.2; and (c) the royalty amount due hereunder for the Net Sales of such Product. No such reports shall be due for any Product before the First Commercial Sale of such Product in the Territory. The total royalty due for the sale of Products during such Calendar Quarter shall be remitted no later than [***] after the end of such Calendar Quarter.

7.8 Payment Method; Late Payments. Payments hereunder shall be paid by wire transfer, or electronic funds transfer (EFT) in immediately available funds to a bank account designated by Senti at least [***] in advance of such payment. Overdue payments shall bear interest at a rate equal [***]. The interest payment shall be due from the day the original payment was due until the day that the payment was received by Senti. The payment of such interest shall not restrict Senti from exercising any other rights it may have because any payment is overdue.

7.9 Currency. All amounts payable and calculations hereunder shall be in Dollars. Conversion of sales recorded in local currencies to Dollars will first be determined in the foreign currency of the country in which such Products are sold and then converted to Dollars at [***] for conversion of the foreign currency into Dollars on the last day of the Calendar Quarter for which such payment is due.

7.10 Taxes.

7.10.1 Withholding Taxes. All payments due under this Agreement will be made without any deduction or withholding for or on account of any tax unless such deduction or withholding is required by Law to be assessed against Senti. If Spark is so required to deduct or withhold, Spark will (a) promptly notify Senti of such requirement, (b) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Senti, and (c) promptly forward to Senti an official receipt (or certified copy) or other documentation reasonably acceptable to Spark, to the extent available, evidencing such payment to such authorities.

7.10.2 [***]. Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

7.10.3 Indirect Taxes. Except as otherwise provided in this Section 7.10, each Party shall be liable for and shall pay the taxes which are imposed on it under applicable Law arising from, or attributable to, any payments due under this Agreement.

7.11 Maintenance of Records. Each Party shall keep, and shall cause its Affiliates and, with respect to Spark, its Sublicensees to keep, accurate books and accounts of record in connection with, with respect to Spark, the calculation of payments to be made by Spark or, with respect to Senti, Research Program costs under this Agreement in sufficient detail to permit accurate determination of all figures necessary for the other Party’s verification of payments to be paid under this Agreement. Each Party and its Affiliates and, with respect to Spark, its Sublicensees shall maintain such records for a period of at least [***] after the end of the Calendar Year in which they were generated, or longer, if and to the extent required by applicable Law.

7.12 Audits. Each Party shall have the right, at such Party’s own expense and no more than once per Calendar Year, to have an independent, certified public accountant of national standing, selected by the auditing Party and reasonably acceptable to the audited Party, review all records maintained in accordance with Section 7.11 upon reasonable notice and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments required and made under this Agreement within the prior [***] period; provided, that, prior to initiating any such review, such accountant shall enter into a confidentiality agreement on customary terms with the audited Party. No Calendar Quarter may be audited more than one time. The auditing Party shall receive a copy of each audit report promptly from the other Party. The audited Party shall pay the full cost of the inspection unless the discrepancy is greater than [***] of the amount paid for the applicable Calendar Year that is the subject of such inspection, in which case the auditing Party shall pay to the audited Party the reasonable and documented cost charged by such accountant for such inspection. If such audit shows a discrepancy in the audited Party’s favor, the auditing Party shall pay the audited Party the amount of the discrepancy within [***] after being notified thereof.

ARTICLE 8

INTELLECTUAL PROPERTY MATTERS

8.1 Ownership.

8.1.1 Background IP. Each Party shall retain all right, title and interest in and to any Patent Rights or Know-How Controlled by such Party as of the Effective Date, or developed or acquired by such Party after the Effective Date and independently of this Agreement, and nothing in this Agreement shall assign any ownership to the other Party with respect to such Patent Rights or Know-How.

8.1.2 Foreground IP.

(a) Senti Platform Improvements. Senti shall own all right, title and interest in and to any Patent Right or Know-How that (i) is conceived, developed or reduced to practice by or on behalf of one or more Parties, Affiliates or sublicensees during the course of, arising out of or as a result of activities under this Agreement and (ii) constitutes an improvement to, or an enhancement or modification of, any element of the Senti Platform (each such Patent Right or Know-How, a “Senti Platform Improvement”); provided, however, that Senti Platform Improvements shall [***]. Spark hereby assigns to Senti all right, title and interest in all Senti Platform Improvements. Spark shall obtain rights needed from its Affiliates and Sublicensees to effectuate such assignment.

(b) Promoter Improvements.

(i) Senti shall own all right, title and interest in and to any Patent Right or Know-How that (A) is conceived, developed or reduced to practice by or on behalf of one or more Parties, any of their Affiliates or any of their sublicensees during the course of, arising out of or as a result of activities under this Agreement and (B) constitutes an improvement to, or an enhancement or modification of, any Option Promoter or Licensed Promoter [***] (each such Patent Right or Know-How, a “Promoter Improvement”); provided, however, that Promoter Improvements shall [***]. Spark hereby assigns to Senti all right, title and interest in all Promoter Improvements. Spark shall obtain rights needed from its Affiliates and Sublicensees to effectuate such assignment. Spark shall disclose all Promoter Improvements to Senti through regularly-scheduled meetings of the Joint Patent Working Group, and the Parties shall [***].

(ii) [***] all right, title and interest in and to any Patent Right or Know-How that (A) is conceived, developed or reduced to practice by or on behalf of [***] during the course of, arising out of or as a result of activities under this Agreement, (B) constitutes an improvement to, or an enhancement or modification of, any Option Promoter or Licensed Promoter [***], and (C) is not a Promoter Improvement (each such Patent Right or Know-How, a “Promoter Change”); provided, however, that Promoter Changes shall [***]. The Parties shall have the rights and obligations set forth in Section 8.1.2(d) with respect to Promoter Changes except that neither Party nor any of its Affiliates shall practice, or authorize any Third Party to practice, such Patent Right or Know-How after the termination of this Agreement without the consent of the other Party [***]. [***] Spark shall disclose all Promoter Changes to Senti through regularly-scheduled meetings of the Joint Patent Working Group, and the Parties shall [***].

(iii) For clarity, if the claims of any Patent Right that is conceived, developed or reduced to practice by or on behalf of Spark, any of its Affiliates or any of its sublicensees during the course of, arising out of or as a result of activities under this Agreement recite a Product comprising a Licensed Promoter and one or more other component(s) (such as the gene whose transcription is regulated by such Licensed Promoter), wherein [***], then such Patent Right shall be [***]. By comparison, if the claims of any Patent Right that is conceived, developed or reduced to practice by or on behalf of Spark, any of its Affiliates or any of its sublicensees during the course of, arising out of or as a result of activities under this Agreement recite such a Product wherein [***], such Patent Right shall [***], and the ownership thereof shall be determined in accordance with Section 8.1.2(c) or Section 8.1.2(d). If a Licensed Promoter is [***], then any Patent Right that is conceived, developed or reduced to practice by or on behalf of [***] during the course of, arising out of or as a result of activities under this Agreement and [***] shall be jointly owned by Senti and Spark and deemed to be a Joint Patent Right if [***] and, in such case, the Parties shall have the rights and obligations with set forth in Section 8.1.2(d) with respect thereto; provided, that neither Party nor any of its Affiliates shall practice, or authorize any Third Party to practice, such Patent Right after the termination of this Agreement without the consent of the other Party [***].

(c) Sole Foreground IP. Subject to Section 8.1.2(a) and Section 8.1.2(b), as between the Parties, each Party shall own all right, title and interest in and to any Patent Rights or Know-How solely conceived, developed or reduced to practice by or on behalf of such Party or its Affiliates or sublicensees during the course of, arising out of or as a result of activities under this Agreement.

(d) Joint Foreground IP. Subject to Section 8.1.2(a) and Section 8.1.2(b), the Parties shall have an undivided one-half right, title and interest in and to any Patent Rights or Know-How that is jointly conceived, developed or reduced to practice by or on behalf of the Parties (or their Affiliates or in the case of Spark, Sublicensees) during the course of, arising out of or as a result of activities under this Agreement. Subject to Section 5.1.2, neither Party shall have any obligation to account to the other Party for profits, or to obtain any consent of the other Party to license, assign its joint interest, or exploit any such jointly owned Patent Rights or Know-How, by reason of joint ownership thereof. Each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting.

(e) Inventorship. Inventorship shall be determined in accordance with the patent laws of the United States.

8.2 Prosecution and Maintenance of Patents.

8.2.1 Subject to Section 8.2.2, Section 8.2.3 and Section 8.2.4, (a) each Party shall have the right, but not the obligation, at its sole expense to Prosecute and Maintain Patent Rights solely owned by such Party in accordance with Section 8.1 and (b) the Parties shall, through the Joint Patent Working Group, mutually agree on the Prosecution and Maintenance of Patent Rights that are jointly owned by the Parties in accordance with Section 8.1 (collectively, the “Joint Patent Rights”).

8.2.2 Following exercise of the Spark Option with respect to a particular Licensed Promoter, Spark shall have the first right to Prosecute and Maintain any Senti Patent Rights that [***] (the “Spark Responsibility Patents”), including as set forth in Section 8.2.4, using counsel reasonably acceptable to Senti, at Spark’s sole cost and expense. Spark shall keep Senti apprised of the status of the Prosecution and Maintenance of each Spark Responsibility Patent and shall promptly provide Senti with material correspondences received from any patent authorities in connection therewith. Further, Spark shall promptly provide Senti with drafts of all proposed material filings and correspondences to any patent authorities with respect to the Spark Responsibility Patents for Senti’s review and comment prior to the submission of such proposed filings and correspondences, and shall give reasonable consideration to any such comments promptly provided by Senti in connection therewith. If Spark decides to abandon or cease the Prosecution or Maintenance of any Spark Responsibility Patent, it shall promptly notify Senti thereof (in any event no later than [***] prior to the next deadline for any action in the relevant patent authority). Senti shall thereafter have the right, but not the obligation, to assume the Prosecution and Maintenance of such Spark Responsibility Patent, by counsel of its own choice, at Senti’s cost and expense.

8.2.3 Following exercise of the Spark Option with respect to a particular Licensed Promoter, Senti shall have the first right to Prosecute and Maintain any Senti Patent Rights, [***] (the “Senti Responsibility Patents”) using counsel reasonably acceptable to Spark, at Senti’s sole cost and expense. Senti shall keep Spark apprised of the status of each Senti Responsibility Patent and shall promptly provide Spark with material correspondences received from any patent authorities in connection therewith. Further, Senti shall promptly provide Spark with drafts of all proposed material filings and correspondences to any patent authorities with respect to the Senti Responsibility Patents for Spark’s review and comment prior to the submission of such proposed filings and correspondences and shall give reasonable consideration to any such comments promptly provided by Spark in connection therewith. If Senti decides to abandon or cease the Prosecution or Maintenance of any Senti Responsibility Patent, it shall promptly notify Spark thereof (in any event no later than [***] prior to the next deadline for any action in the relevant patent authority). Spark shall thereafter have the right, but not the obligation, to assume the Prosecution and Maintenance of such Senti Responsibility Patent, by counsel of its own choice, at Spark’s cost and expense.

8.2.4 The Parties, through the Joint Patent Working Group, shall coordinate patent strategy with respect to Senti Patent Rights. Without limiting the generality of the foregoing, with respect to each Licensed Promoter, upon Spark’s reasonable request and at Spark’s sole cost and expense, the Joint Patent Working Group shall, to the extent possible, [***].

8.3 Defense of Third Party Infringement Claims. The Parties’ rights and obligations pursuant to this Section 8.3 are subject to the Parties’ respective indemnification rights and obligations pursuant to Article 11. If, following Spark’s exercise of the Spark Option for a Licensed Promoter, the Development, Manufacture, Commercialization or other exploitation of a Product incorporating such Licensed Promoter in the Licensed Field in the Territory becomes the subject of a Third Party’s claim or assertion of infringement of a Patent Right (each, an “Infringement Claim”), the Party first having notice of the claim or assertion shall promptly notify the other Party thereof. Unless the Parties otherwise agree in writing, Spark shall have the right to defend any Infringement Claim at its sole cost and expense, and Senti shall reasonably assist Spark and cooperate in any such litigation at Spark’s request and expense. Senti may participate in any such claim, suit or proceeding, by counsel of its choice, at its own cost and expense. Spark shall keep Senti reasonably informed with respect to the progress of any such litigation. If Spark decides not to defend or control the defense of, or otherwise fails to initiate or maintain the defense of, any such Infringement Claim within [***] of notice thereof, then Senti will be entitled to take over, at its option, the right to conduct and control the defense of such Infringement Claim, at Senti’s sole cost and expense.

8.4 Enforcement of Spark Responsibility Patents.

8.4.1 Each Party will provide to the other Party written notice within [***] after becoming aware of any infringement, unauthorized use, misappropriation or threatened infringement (“Infringement”) of any Spark Responsibility Patent by a Third Party that is actually or potentially exploiting [***] (“Competitive Infringement”).

8.4.2 As between the Parties, following Spark’s exercise of the Spark Option for a Licensed Promoter, Spark will have the first right, but not the obligation, to enforce any Spark Responsibility Patents against any Competitive Infringement of a Product incorporating such Licensed Promoter, by counsel of its own choice, at its own cost and expense. If Spark prosecutes any such Competitive Infringement, Senti shall have the right to join as a party to such claim, suit or proceeding in the Territory and participate, by its own counsel, at its own cost and expense. If, within [***] after receipt of notice of any Competitive Infringement, Spark has not taken reasonable steps to enforce the Spark Responsibility Patents against such Competitive Infringement, then, upon written notice to Spark, Senti will have the right, but not the obligation, to enforce such Spark Responsibility Patents against such Competitive Infringement, by counsel of its own choice, at its own cost and expense.

8.5 Other Enforcement of Actions.

8.5.1 Each Party will provide to the other Party written notice within [***] after becoming aware of any Infringement of any Joint Patent Rights that are not Spark Responsibility Patents or Senti Responsibility Patents, and thereafter, the Parties will, through the Joint Patent Working Group, coordinate regarding any enforcement action with respect to such Infringement; provided, that, if such Infringement is by a Third Party that is actually or potentially exploiting [***], then (i) Senti will have the first right, but not the obligation, to enforce any such Joint Patent Rights against such Infringement, by counsel of its own choice, at its own cost and expense, (ii) if Senti prosecutes any such Infringement, Spark shall have the right to join as a party to such claim, suit or proceeding in the Territory and participate, by its own counsel, at its own cost and expense, and (iii) if, within [***] after receipt of notice of any such Infringement, Senti has not taken reasonable steps to enforce the Joint Patent Rights against such Infringement, then, upon written notice to Senti, Spark will have the right, but not the obligation, to enforce such Joint Patent Rights against such Infringement, by counsel of its own choice, at its own cost and expense.

8.5.2 Each Party will provide to the other Party written notice within [***] after becoming aware of any Infringement of any Senti Responsibility Patents. Senti will have the right, but not the obligation, to enforce any Senti Responsibility Patents against any Infringement; provided, that, if such Infringement is a Competitive Infringement and Senti does not take reasonable steps to enforce such Senti Responsibility Patent against such Competitive Infringement within [***] after receipt of notice of any such Competitive Infringement, then, upon written notice to Senti and subject to Senti’s prior written consent (such consent not to be unreasonable withheld), Spark will have the right, but not the obligation, to enforce such Senti Responsibility Patent against such Competitive Infringement, by counsel of its own choice, at its own cost and expense.

8.6 Cooperation. Each Party will cooperate with the other Party to the extent reasonably necessary for a Party to bring any enforcement action pursuant to Section 8.4 or Section 8.5, as applicable, at the enforcing Party’s request, cost and expense. The enforcing Party shall keep the non-enforcing Party reasonably informed of all material developments in connection with such enforcement action and reasonably consider the non-enforcing Party’s comments in connection therewith. The non-enforcing Party will, and will cause its Affiliates to, assist the enforcing Party, as the enforcing Party may reasonably request from time to time, in connection with any enforcement action pursuant to Section 8.4 or Section 8.5, as applicable, including joining in, or being named as a necessary party to, any such enforcement action and executing any settlement agreement as reasonably requested by the enforcing Party; provided that the enforcing Party will reimburse the non-enforcing Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection its cooperation pursuant to this sentence. Unless otherwise set forth herein, the enforcing Party will have the right to settle all claims arising from any such enforcement action; provided that neither Party will have the right to settle any litigation or claim under this Section 8.6 in a manner that (a) imposes any costs or liability on the other Party or its Affiliates or its or their licensees, (b) involves any admission of wrongdoing, fault, or liability by the other Party or its Affiliates or its or their licensees, (c) admits the invalidity or unenforceability (in whole or in part) of intellectual property Controlled by the other Party or its Affiliates or its or their licensees, or (d) imposes restrictions or obligations on the other Party or its Affiliates or licensees not otherwise permitted under this Agreement, in each case ((a) through (d)), without the express written consent of such other Party, which shall not be unreasonably withheld, conditioned, or delayed.

8.7 Recoveries. Any recovery received as a result of any action pursuant to Section 8.3, Section 8.4 or Section 8.5 shall be used first to reimburse the Parties’ costs and expenses (including attorneys’ and professional fees) incurred in connection with such action (and if such recoveries are insufficient to cover all such costs and expenses, on a pro rata basis), then the remainder of the recovery shall be allocated as follows:

8.7.1 for any action brought pursuant to Section 8.5, any such remainder of the recovery shall be [***];

8.7.2 for any action brought by Senti pursuant to Section 8.3 or Section 8.4.2, any such remainder of the recovery shall be [***]; and

8.7.3 for any action brought by Spark pursuant to Section 8.3 or Section 8.4.2, any such remainder of recovery [***].

ARTICLE 9

CONFIDENTIALITY

9.1 Treatment of Confidential Information.

9.1.1 During the Term and for [***] thereafter, each Receiving Party shall maintain the Confidential Information of the Disclosing Party in confidence, shall not disclose, divulge or otherwise communicate such Confidential Information to others and shall not use it for any purpose other than in performance of its obligations or exercise of its rights pursuant to this Agreement, except that:

(a) each Receiving Party may disclose the Disclosing Party’s Confidential Information to the Receiving Party’s Affiliates or their respective Representatives who are bound by written or professional obligations of confidentiality and restrictions on use substantially equivalent to those set forth in this Article 9 and who have a need to know such information to perform obligations or exercise rights on behalf of the Receiving Party; and

(b) each Receiving Party or its Affiliates may disclose Confidential Information of the Disclosing Party:

(i) to Governmental Authorities, to the extent necessary to obtain or maintain Regulatory Approvals for any Product (or, in the case of Senti, any product comprising a Licensed Promoter other than any Product for use in the Licensed Field) as permitted under this Agreement;

(ii) to the Receiving Party’s or any of its Affiliates’ outside consultants, service providers, scientific advisory boards, managed care organizations, non-clinical and clinical investigators, licensees, sublicensees and potential licensees and sublicensees, in each case to the extent necessary to Develop, Manufacture, Commercialize or otherwise exploit any Product in the Licensed Field in accordance with this Agreement; provided that such Receiving Party or its applicable Affiliate(s) or sublicensees shall bind such Third Parties to written obligations of confidentiality and restrictions on use substantially equivalent to those set forth in this Article 9;

(iii) under written or professional obligations of confidentiality and restrictions on use substantially equivalent to those set forth in this Article 9 (except that the duration of such obligations and restrictions may be shorter; provided that they extend for at least [***] from the date of disclosure), to the Receiving Party’s or its Affiliates’ bona fide potential or actual acquirers, assignees permitted under Section 14.6, investors, lenders, investment bankers or other financing sources or financial partners; and

(iv) to the extent necessary to Prosecute and Maintain, defend or enforce Senti Technology in accordance with this Agreement.

9.2 Exceptions. Notwithstanding the foregoing, the Receiving Party’s obligations under Section 9.1 shall not apply to, and “Confidential Information” shall exclude, any portion of any information of the Disclosing Party that, as shown by competent evidence:

9.2.1 either before or after the date of the disclosure by or on behalf of the Disclosing Party or its Affiliate to the Receiving Party or its Affiliate, is lawfully disclosed to the Receiving Party or its Affiliate by a Third Party, other than on behalf of the Disclosing Party or its Affiliate, without any violation of any obligation to the Disclosing Party or any of its Affiliates;

9.2.2 was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure to the Receiving Party or any of its Affiliates;

9.2.3 either before or after the date of the disclosure by or on behalf of the Disclosing Party or its Affiliate to the Receiving Party or its Affiliate, becomes published or generally known to the public through no fault or omission on the part of the Receiving Party, its Affiliates or their respective Representatives; or

9.2.4 is independently developed by or on behalf of the Receiving Party or any of its Affiliates outside of the activities contemplated by this Agreement without reference to or reliance upon the Disclosing Party’s or any of its Affiliates’ Confidential Information, as demonstrated by contemporaneous written records of the Receiving Party or its applicable Affiliate(s).

9.3 Disclosures by Law. The Receiving Party or any of its Affiliates may disclose Confidential Information of the Disclosing Party or any of its Affiliates to the extent such disclosure is required in order for the Receiving Party or any of its Affiliates to comply with applicable Laws or legal process, including the rules or regulations of the U.S. Securities and Exchange Commission, or similar agency in any country other than the United States, or of any stock exchange, including Nasdaq, or to defend or prosecute litigation; provided that the Receiving Party (a) promptly provides prior notice, to the extent practicable, of such disclosure to the Disclosing Party, (b) cooperates with the Disclosing Party, at the Disclosing Party’s request and expense, to take whatever action the Disclosing Party may deem appropriate to protect the confidentiality of such information, and (c) furnishes only that portion of the Disclosing Party’s Confidential Information that the Receiving Party or its Affiliates is legally required to furnish.

9.4 Publication Rights.

9.4.1 [***], neither Party will make any Publication disclosing any Results [***] review in accordance with Section 9.4.5.

9.4.2 [***], neither Party will make any Publication disclosing the Results [***] or any results, data or finding generated pursuant to the Evaluation Program [***], in each case, [***] review in accordance with Section 9.4.5.

9.4.3 [***], (a) Spark shall have the right to make Publications disclosing the Results [***], any results, data or finding generated pursuant to the Evaluation Program [***] or the Development, Manufacturing, Commercialization or other exploitation of Products [***] in the Licensed Field in the Territory under this Agreement, [***] review in accordance with Section 9.4.5 and (b) Senti shall have the right to make Publications disclosing the Development, Manufacturing, Commercialization or other exploitation of (i) Products [***] outside the Licensed Field in the Territory and (ii) products [***] that are not Products, in each case, [***] review in accordance with Section 9.4.5.

9.4.4 [***], Senti shall have the right to make Publications disclosing the Results [***] or any results, data or finding generated pursuant to the Evaluation Program [***] review in accordance with Section 9.4.5 ([***]).

9.4.5 If either Party intends to make a Publication described in Sections 9.4.1-9.4.4, such Party (the “Publishing Party”) shall provide the other Party (the “Non-Publishing Party”) with such proposed Publication at least [***] prior to the intended submission or presentation date, whichever is sooner. The Non-Publishing Party will have the right to reasonably review and comment to such Publication and the Publishing Party shall in good faith consider any comments made by the Non-Publishing Party in such [***] period. If such Publication contains Confidential Information of the Non-Publishing Party, then upon the Non-Publishing Party’s request during such [***] period, the Publishing Party shall delete any such information identified by the Non-Publishing Party. If the Non-Publishing Party wishes to request a reasonable delay of the Publication in order to protect patentable information, the Publishing Party shall delay the Publication for a period of no more than [***] to enable patent applications to be filed in accordance with ARTICLE 8 to protect any intellectual property rights disclosed in such Publication. For clarity, if the Non-Publishing Party fails to notify the Publishing Party during the [***] previewing period as provided under this Section 9.4.5, the Publishing Party shall be free to proceed with the proposed Publication.

9.4.6 For the avoidance of doubt, this Section 9.4 shall in no way prohibit (a) Spark from making Publications with respect to any product that is not a Product or (b) Senti from making Publications with respect to any Senti products that do not incorporate a Licensed Promoter.

9.5 Return of Confidential Information. Upon the expiration or termination of this Agreement, the Receiving Party shall return to the Disclosing Party or, at the Disclosing Party’s request, destroy all of the Disclosing Party’s or any of its Affiliates’ Confidential Information and all copies and reproductions thereof. Notwithstanding the foregoing, (a) the Receiving Party may retain one (1) copy of the Disclosing Party’s or any of its Affiliates’ Confidential Information for archival purposes, (b) the Receiving Party and its Affiliates may retain and use, and disclose in accordance with Section 9.1, the Disclosing Party’s or any of its Affiliates’ Confidential Information solely to the extent reasonably necessary to exercise the rights and licenses of the Receiving Party expressly surviving expiration or termination of this Agreement, (c) the Receiving Party shall not be required to return or destroy the Disclosing Party’s or any of its Affiliates’ Confidential Information stored on automatically created system-back-up media, and (d) the Receiving Party shall not be required to return or destroy the Disclosing Party’s or any of its Affiliates’ Confidential Information that the Receiving Party or any of its Affiliates is required by Law to maintain. Notwithstanding the return or destruction of the Disclosing Party’s or any of its Affiliates’ Confidential Information, the Receiving Party shall continue to be bound by its obligations of confidentiality and other obligations under this Article 9 with respect to such Confidential Information.

9.6 Press Release; Terms of this Agreement; Use of Names.

9.6.1 Press Releases. Following the Effective Date, Senti may issue a press release in the form of Exhibit F-1 hereto, and Spark may issue a press release in the form of Exhibit F-2 hereto. Other than the press releases set forth on Exhibit F-1 and Exhibit F-2, neither Party shall issue any press releases or other forms of publicity regarding the status of or activities performed pursuant to this Agreement without the prior written consent of the other Party, except that [***]; provided, that, with respect to any press release or other form of publicity contemplated by [***], (x) Senti shall provide Spark with drafts of any such proposed press release or other form of publicity for Spark’s review and comment prior to the issuance thereof, (y) Senti shall delay issuing such press release or other form of publicity until the [***], and (z) such press release or other form of publicity shall [***]; provided, that, for clarity, Senti shall [***]. For the avoidance of doubt, this Section 9.6.1 shall in no way prohibit (1) Spark from issuing press releases or other forms of publicity with respect to any product developed or commercialized by or on behalf of Spark, independent of Senti or (2) Senti from issuing press releases or other forms of publicity with respect to any product developed or commercialized by or on behalf of Senti, independent of Spark.

9.6.2 Terms of Agreement. Either Party shall be permitted to disclose the terms of this Agreement to the extent required to comply with applicable Laws or legal process, including the rules or regulations of the U.S. Securities and Exchange Commission, or similar agency in any country other than the United States, or of any stock exchange, including Nasdaq. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof, the Parties will coordinate in advance with each other in connection with the redaction of certain provisions of this Agreement with respect to any filings with the U.S. Securities and Exchange Commission or similar agency in any country other than the United States, or of any stock exchange, including Nasdaq, on which securities issued by a Party or a Party’s Affiliate are traded (the “Redacted Version”), and each Party will use commercially reasonable efforts to seek confidential treatment for such terms as may be reasonably requested by the other Party; provided that the Parties will use commercially reasonable efforts to file redacted versions with any governing bodies that are consistent with the Redacted Version. Each Party may also disclose the terms of this Agreement to the extent permitted for disclosures of Confidential Information under Section 9.1.1. Neither Party shall disclose the terms of this Agreement, except as expressly authorized by the terms of this Section 9.6.2.

9.6.3 Use of Names. Neither Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity or news release relating to this Agreement or its subject matter without the prior express written permission of the other Party.

ARTICLE 10

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

10.1.1 it is duly organized and validly existing under the Laws of its jurisdiction of organization and has the corporate or organizational power and authority to execute and deliver this Agreement and to carry out its obligations hereunder;

10.1.2 (a) the execution, delivery and performance of this Agreement by such Party has been duly and validly authorized and approved by proper corporate or organizational action on the part of such Party; (b) it has taken all other action required by applicable Law, its certificate of organization, certificate of formation or by-laws, as applicable, and any agreement to which it is a party or by which it or its assets are bound, to authorize such execution, delivery and performance; and (c) assuming due authorization, execution and delivery on the part of the other Party, this Agreement constitutes a legal, valid and binding obligation of such Party; and

10.1.3 neither the execution and delivery of this Agreement nor the performance hereof by such Party will result in the breach of or give rise to any conflict, termination of, rescission, renegotiation or acceleration under or trigger any other rights under any agreement or contract to which such Party may be a party as of the Effective Date.

10.2 Mutual Covenants of the Parties. Each Party hereby covenants to the other Party as follows:

10.2.1 Compliance with Applicable Laws. Each Party and its Affiliates shall conduct, and shall cause its sublicensees, contractors, and consultants to conduct, all of its activities contemplated under this Agreement in accordance with all applicable Laws.

10.2.2 No Debarment. Neither Party nor any of its Affiliates will use in any capacity, in connection with the Development, Manufacture, Commercialization or other exploitation of any Product, any Person who has been Debarred. Each Party shall inform the other Party in writing immediately upon becoming aware that any Person who is serving or has served in any capacity in connection with the Development, Manufacture, Commercialization or other exploitation of any Product is Debarred, or if any Claim is pending or, to the best of such Party’s knowledge, is threatened, relating to the Debarment of such Party or any Person used in any capacity by such Party or any of its Affiliates in connection with the Development, Manufacture, Commercialization or other exploitation of any Product.

10.3 Senti’s Representations and Warranties. Senti hereby represents and warrants to Spark (a) as of the Effective Date and (b) except as otherwise set forth in a disclosure schedule delivered to Spark concurrently with the Data Package for a particular Promoter Profile, as of the delivery date of such Data Package (each, a “Data Package Delivery Date”), as follows:

10.3.1 It is the sole and exclusive owner of or otherwise Controls the Senti Technology to be licensed to Spark hereunder, free and clear of all Encumbrances;

10.3.2 The Data Package for each Promoter Profile sets forth, as of the Data Package Delivery Date, a complete and accurate list of all Senti Patent Rights with respect to Option Promoters having the applicable Promoter Profile that specifies whether such Senti Patent Rights are owned or otherwise Controlled by Senti, and, in the case of in-licensed Senti Patent Rights, includes a reference to the relevant Senti Third Party Agreement;

10.3.3 As of the Data Package Delivery Date for a particular Promoter Profile, to Senti’s knowledge, [***];

10.3.4 Senti has full legal rights and authority to grant the option, licenses and other rights under the Senti Technology granted to Spark under this Agreement and has not assigned, transferred, conveyed or licensed its right, title and interest in the Senti Technology in any manner [***];

10.3.5 it has received no written notice of or any written demand relating to any threatened or pending litigation which would reasonably [***];

10.3.6 Senti has not given any written notice to any Third Party asserting infringement by such Third Party of any of the Senti Technology and, to Senti’s knowledge, there is no unauthorized use, infringement or misappropriation of the Senti Technology; and

10.3.7 Senti has used commercially reasonable efforts to [***]; and

10.3.8 neither Senti nor any of its Affiliates is party to any agreement or other arrangement pursuant to which Senti or any such Affiliate [***] Senti Technology.

10.4 Senti’s Covenants. Senti hereby covenants to Spark that:

10.4.1 Senti will not assign, transfer, convey or otherwise grant to any Person any rights to any Senti Technology in any manner [***]; and

10.4.2 Senti will not [***] the Senti Technology.

10.5 No Other Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 10.1 OR SECTION 10.3 OF THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION AND NEITHER PARTY EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING ANY PRODUCT OR INTELLECTUAL PROPERTY LICENSED HEREUNDER), INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE. EACH PARTY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE RESEARCH AND DEVELOPMENT, MANUFACTURE, COMMERCIALIZATION OR OTHER EXPLOITATION OF PRODUCTS PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL.

ARTICLE 11

INDEMNIFICATION, INSURANCE AND RELEASE

11.1 Indemnification by Spark. Spark shall indemnify, hold harmless and defend Senti, its Affiliates and their respective directors, officers, employees, consultants and agents (collectively, the “Senti Indemnitees”) from and against any and all Losses arising from any Claim brought by a Third Party (a “Third Party Claim”) against a Senti Indemnitee resulting from (a) [***]; (b) the Development, Manufacture, Commercialization or other exploitation of any Product by or on behalf of Spark, its Affiliates or Sublicensees (including product liability and patent infringement claims), (c) the breach of any of Spark’s representations or warranties hereunder or any other breach of this Agreement by Spark, (d) the negligence or willful misconduct of any Spark Indemnitee, or (e) any violation of applicable Law by any Spark Indemnitee, except in each case ((a)-(e)) to the extent that Senti is obligated to indemnify any Spark Indemnitee pursuant to Section 11.2 for such Third Party Claim.

11.2 Indemnification by Senti. Senti shall indemnify, hold harmless and defend Spark, its Affiliates and their respective directors, officers, employees, consultants and agents (collectively, the “Spark Indemnitees”) from and against any and all Losses arising from any Third Party Claim against a Spark Indemnitee from (a) [***]; (b) the Development, Manufacture, Commercialization or other exploitation of any Product outside the Licensed Field or any product incorporating a Licensed Promoter that is not a Product, in each case, by or on behalf of Senti, its Affiliates or licensees (including product liability and patent infringement claims), (c) the breach of any of Senti’s representations or warranties hereunder or any other breach of this Agreement by Senti, (d) the negligence or willful misconduct of any Senti Indemnitee, or (e) any violation of applicable Law by any Spark Indemnitee, except in each case ((a)-(e)) to the extent that Spark is obligated to indemnify any Senti Indemnitee pursuant to Section 11.1 for such Third Party Claim.

11.3 Procedure. The obligations to indemnify, defend, and hold harmless set forth in Sections 11.1 and 11.2 shall be contingent upon the Indemnitee: (a) notifying the indemnifying Party of a claim, demand or suit within [***] of receipt of same; provided, however, that the Indemnitee’s failure or delay in providing such notice shall not relieve the indemnifying Party of its indemnification obligation except to the extent the indemnifying Party is prejudiced thereby; (b) allowing the indemnifying Party or its insurers the right to assume direction and control of the defense of any claim, demand or suit; (c) using its best efforts to cooperate with the indemnifying Party or its insurers, at the indemnifying Party’s request and expense, in the defense of such claim, demand or suit; and (d) not settling or compromising any claim, demand or suit without prior written authorization of the indemnifying Party (not to be unreasonably withheld). The indemnifying Party will act reasonably and in good faith with respect to all matters relating to such claim, demand or suit and will not settle or otherwise resolve such claim, demand or suit without the Indemnitee’s prior written consent, which will not be unreasonably withheld, conditioned or delayed; provided that such consent will not be required with respect to any settlement involving only the payment of monetary awards for which the indemnifying Party will be fully-responsible (and does not admit any fault, wrongdoing or damages of the Indemnitee). The Indemnitee shall have the right, at the Indemnitee’s expense, to employ one separate counsel and to participate in the defense of such claim, demand or suit; provided that the indemnifying Party shall bear the reasonable fees, costs and expenses of one such separate counsel and participation if the Indemnitee shall have reasonably determined, after consultation with counsel, that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the indemnifying Party inappropriate.

11.4 No Consequential Damages. IN NO EVENT SHALL EITHER SENTI OR SPARK OR ANY OF THEIR RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES OR LOSS OF PROFITS OR OPPORTUNITIES (UNLESS SUCH LOSSES ARE DIRECT DAMAGES) OR DIMINUTION OF GOODWILL ARISING OUT OF THIS AGREEMENT BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 11.4 IS INTENDED TO LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS ARTICLE 11 (B) [***]; OR (C) THE LIABILITY OF EITHER PARTY FOR DEATH OR PERSONAL INJURY CAUSED BY NEGLIGENCE OR WILLFUL MISCONDUCT.

11.5 Insurance. During the Term, each Party shall obtain and maintain commercial general liability insurance with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement, and Spark shall obtain and maintain product liability insurance and Clinical Trial liability insurance with limits of at least [***] per occurrence and in annual aggregate. After the Term, until at least [***] after the last commercial sale of any Product, Spark shall obtain and maintain product liability insurance (or discontinued product liability insurance) and Clinical Trial liability insurance with limits of at least [***] per occurrence and in annual aggregate, or alternatively, if coverage is written on a claims made basis, Spark shall purchase an extended reporting period of at least [***] after last commercial sale of any Product. Upon request, each Party shall provide the other Party with evidence of the existence and maintenance of such insurance coverage.

ARTICLE 12

TERM AND TERMINATION

12.1 Term. This Agreement becomes effective as of the Effective Date and shall continue until the earliest of (a) the termination of this Agreement in accordance with Section 12.2, (b) on a Product-by-Product and country-by-country basis, upon the expiration of the Royalty Term with regard to such Product in such country, (c) on an Promoter Profile-by-Promoter Profile basis, upon the expiration of the applicable Evaluation Period for such Promoter Profile without exercise by Spark of the Spark Option with respect to any Option Promoter selected pursuant to Section 3.8.3 from the final Synthetic Promoters resulting from Senti’s work under the Research Plan with the goal of generating Synthetic Promoters that have such Promoter Profile and (d) expiration of the Research Term without selection pursuant to Section 3.8.3 of any Option Promoters (the “Term”).

12.2 Termination.

12.2.1 Termination for Convenience. Spark shall have the right to terminate this Agreement (with respect to any Promoter Profile or Licensed Promoter or in its entirety) for convenience by providing [***] prior written notice to Senti (the “Notice Period”); provided, however, that if [***], then such Notice Period shall be [***].

12.2.2 Termination for Material Breach. This Agreement (either in its entirety or only in part, in the non-breaching Party’s discretion) may be terminated by a Party at any time during the Term upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within [***]. Any such termination shall become effective at the end of such [***] period unless the breaching Party has cured such breach prior to the end of such period. Any right to terminate under this Section 12.2.2 shall [***].

12.2.3 Termination for Patent Challenge. Senti shall have the right to terminate this Agreement, in the event that (a) Spark or its Affiliates commences, or assists any Third Party in commencing, any Patent Challenge with respect to any Senti Patent Right or claim thereof; or (b) any Sublicensee of Spark commences any such Patent Challenge, and within [***] following the commencement thereof, such Patent Challenge is not withdrawn or Spark does not terminate its sublicense agreement with such party who commenced such Patent Challenge. Notwithstanding the foregoing, Senti shall have no such right to terminate this Agreement as a result of (i) any Patent Challenge made by Spark or any of its Affiliates or Sublicensees as a defense in any lawsuit or administrative proceeding brought by Senti, any of its Affiliates, or any of their respective licensees asserting the Patent Rights forming the basis for such claim or (ii) [***]; provided, that [***].

12.2.4 Termination for Bankruptcy. Either Party may terminate the Agreement upon written notice to the other Party, to the extent permitted by applicable Law, if the other Party makes (a) a voluntary or involuntary general assignment of its assets for the benefit of creditors, and in the event of an involuntary assignment, such assignment is not dismissed within [***] after the commencement thereof, (b) a petition in bankruptcy is filed by or against the other Party, and in the event of a petition filed against the other Party, such petition is not dismissed in [***], or (c) a receiver or trustee is appointed for all or substantially all of the other Party’s property.

12.3 Effects of Termination.

12.3.1 Termination by Senti for Cause or by Spark At Will. Upon any termination by Senti in accordance with Section 12.2.2, Section 12.2.3 or Section 12.2.4, or by Spark in accordance with Section 12.2.1, the following shall apply:

(a) all licenses and rights granted by Senti to Spark pursuant to this Agreement shall automatically terminate;

(b) if such termination (i) is by Spark pursuant to Section 12.2.1 or by Senti pursuant to Section 12.2.2 or Section 12.2.3, and (ii) occurs during the Research Term, then Spark shall pay for all unreimbursed costs (FTEs and Out-of-Pocket Costs) incurred with respect to activities completed under the Research Plan in accordance with Section 7.2 or the wind-down of the Research Program prior to the effective date of termination, and any non-cancellable costs incurred in connection with such activities or arising from commitments made prior to notice of termination; and

(c) if any Product incorporating a terminated Licensed Promoter is in Clinical Trials or is being Commercialized at the effective time of termination, upon written request from Senti provided within [***] of the effective date of termination, Spark shall consider, in its reasonable discretion, the grant of a Reversion License to Senti for such Product. If Spark determines that it would be willing to grant such Reversion License, the Parties shall negotiate in good faith for a period of up to [***] after Spark’s receipt of Senti’s request to agree upon the terms of a Reversion License for such Product, including appropriate financial payments to Spark. For clarity, any such Reversion License which includes a sublicense of intellectual property licensed by Spark from a Third Party will be subject to the terms of such Third Party agreement, including any payment or other obligations or restrictions. [***]. Notwithstanding the foregoing and without limiting any other reasonable basis upon which Spark may not grant a Reversion License, it is acknowledged and agreed that a determination by Spark not to grant a Reversion License due to Spark’s [***] shall be deemed reasonable. “Reversion License” shall mean, with respect to a terminated Product, a license under intellectual property Controlled by Spark that Covers such Product to develop, manufacture and commercialize such Product in the applicable Licensed Field for which it was Developed by Spark.

12.3.2 Termination by Spark for Cause. Upon any termination by Spark in accordance with Section 12.2.2 or Section 12.2.4, all licenses and rights granted by Senti to Spark pursuant to this Agreement shall automatically terminate.

12.3.3 [***]:

(a) [***].

(b) [***].

(c) [***].

(d) [***].

12.3.4 Scope of Termination. For clarity, termination pursuant to Section 12.2.1 or Section 12.2.2 may apply to (a) this Agreement in its entirety, in which case Section 12.3.1 or Section 12.3.2 (as applicable) shall apply to the entire Agreement, (b) [***], in which case Section 12.3.1 or Section 12.3.2 (as applicable) shall apply only to [***], or (c) [***], in which case Section 12.3.1 or Section 12.3.2 (as applicable) shall apply only to [***].

12.4 Accrued Obligations. Expiration or termination of this Agreement for any reason shall not release any Party of any obligation or liability which, at the time of such expiration or termination, has already accrued or which is attributable to a period prior to such expiration or termination.

12.5 Survival.

12.5.1 The following provisions shall survive the expiration or termination of this Agreement: [***].

12.6 Non-exclusive Remedy. Termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination.

ARTICLE 13

DISPUTE RESOLUTION

13.1 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, USA applicable to agreements made and to be performed entirely within such state without regard to its conflicts of laws principles; provided that any matters relating to the construction or effect of any patent will be governed by the patent laws of the United States. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. Each Party [***]. Notwithstanding the forgoing, nothing contained in this Agreement will deny any Party the right to seek injunctive relief or other equitable relief from a court of competent jurisdiction applying the laws of the court in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any other ongoing proceeding. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT.

13.2 Dispute Resolution. If any dispute or disagreement arises between Senti and Spark in respect of this Agreement (other than with respect to any matter that is governed by Section 2.2.4), they shall follow the following procedures in an attempt to resolve the dispute or disagreement:

13.2.1 The Party claiming that such a dispute exists shall give notice in writing to the other Party of the nature of the dispute (a “Notice of Dispute”).

13.2.2 Within [***] of receipt of a Notice of Dispute, the Executive Officer of each Party shall meet in person or by teleconference and exchange written summaries reflecting, in reasonable detail, the nature and extent of the dispute, and at this meeting, they shall use their reasonable efforts to resolve the dispute.

13.2.3 If within [***] the dispute has not been resolved by the Executive Officers, or if, for any reason, the meeting described in Section 13.2.2 has not been held within [***] of initial receipt of the Notice of Dispute, then the Parties agree that either Party may initiate litigation to resolve the dispute.

13.3 Equitable Relief. Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief.

ARTICLE 14

MISCELLANEOUS

14.1 Waiver. No provision of the Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by any of the Parties of any breach of any provision hereof by another Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

14.2 Rights Cumulative. Except as expressly provided in this Agreement, no right or remedy herein conferred upon or reserved to either Party is intended to be exclusive of any other right or remedy.

14.3 Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address specified in this Section 14.3 and shall be: (a) delivered personally; (b) sent via an internationally reputable express air courier service; or (c) sent by facsimile or e-mail transmission. Any such notice, instruction or communication shall be deemed to have been delivered (i) upon receipt if delivered by hand; (ii) [***] after it is sent by internationally reputable express air courier service; or (iii) when transmitted with electronic confirmation of receipt, if transmitted by facsimile or e-mail (if such transmission is on a Business Day; otherwise, on the next Business Day following such transmission) and provided a confirmation copy is also sent by one of the methods set forth in (a) or (b).

Notices to Senti shall be addressed to:

Senti Biosciences, Inc.

2 Corporate Drive

South San Francisco, CA 94080

Attention: [***]

With a copy to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention: Marya A. Postner

Notices to Spark shall be addressed to:

Spark Therapeutics, Inc.

3737 Market Street, Suite 1300

Philadelphia, PA 19104

Attention: [***]

Facsimile: [***]

With a copy to:

Hogan Lovells US LLP

390 Madison Avenue

New York, NY 10017

Attention: Adam H. Golden

Either Party may change its address by giving notice to the other Party in the manner provided above.

14.4 Entire Agreement; Amendment. This Agreement (including all Exhibits and Schedules attached hereto) contains the complete understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating to such subject matter, including (a) any and all term sheets and non-binding proposals relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date and (b) the Confidentiality Agreement. No amendment, change or addition to this Agreement will be effective or binding on either Party unless reduced to writing and duly executed on behalf of both Parties.

14.5 Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement shall be construed as if such clause or portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Law.

14.6 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by any Party without the written consent of the other Party; provided, however, that (a) either Party may, without such consent, assign this Agreement, in whole or in part, to any of its Affiliates and (b) any Party may, without such consent, assign this Agreement, in whole or in part in connection with a Change of Control or to any purchaser of all or substantially all of the assets of such Party to which this Agreement relates, or any acquirer of all or substantially all of such Party’s capital stock, or to any successor corporation or entity resulting from any merger or consolidation of such Party with or into such corporation or entity; provided that the Person to which this Agreement is assigned expressly agrees in writing to assume and be bound by all obligations of the assigning Party under this Agreement and a copy of such written agreement by such assignee shall be provided to the non-assigning Party within [***] after such assignment. If either Party assigns this Agreement, in whole or in part, in accordance with clause (a) or (b) of this Section 14.6, such Party shall remain primarily liable with respect to all obligations so assigned. Any purported assignment in violation of this Section 14.6 shall be void. The terms of this Agreement shall be binding on and inure to the benefit of the permitted successors and permitted assigns of the Parties.

14.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

14.8 Force Majeure. Except with respect to payment of money, no Party shall be liable to the other Party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, terrorist acts, strike, flood, or governmental acts or restriction, pandemic, or other cause that is beyond the reasonable control of the respective Party (“Force Majeure”). The Party affected by such Force Majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to an event of Force Majeure for any continuous period of more than [***], the Parties will consult with respect to an equitable solution, including the possibility of the termination of this Agreement.

14.9 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party other than the Indemnitees. No other Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision have the right under this Agreement to make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.

14.10 Relationship of the Parties. The Parties agree that the relationship of Spark and Senti established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish an employment, agency, partnership or any other relationship. Except as may be specifically provided herein, no Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of any other Party, or otherwise act as an agent for any other Party for any purpose.

14.11 Performance by Affiliates. Either Party may use one or more of its Affiliates to carry out its obligations and duties hereunder, and Affiliates of a Party are expressly granted certain rights herein; provided that each such Affiliate shall be bound by the corresponding obligations of such Party and the relevant Party shall remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

14.12 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with applicable Law.

14.13 Construction. Each Party acknowledges that it has been advised by counsel during the course of negotiation of this Agreement, and, therefore, that this Agreement shall be interpreted without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted. The headings, captions and table of contents in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement. In construing this Agreement, except where the context requires otherwise, (a) use of the singular includes the plural and vice versa; (b) the words “include” “including”, “includes” and “e.g.” mean “including without limitation”; (c) the word “or” is used in the inclusive sense that is typically associated with the phrase “and/or”; (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof; (e) the verb “will” shall be construed to have the same meaning and effect as the word “shall”; (f) use of any gender includes any other gender; (g) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (h) references to a particular Law mean such Law as in effect as of the relevant time, including all rules and regulations thereunder and any successor Law in effect as of the relevant time, and including the then-current amendments thereto; (i) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (j) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein shall be interpreted in a correlative manner; (k) the words “Dollar” and “dollar” and the symbol “$” mean U.S. Dollars; (l) the word “notify” or “notice” means a notice in writing; (m) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits or Schedules of this Agreement and (n) references to any agreement (including this Agreement) are to the agreement as amended, modified, supplemented or replaced from time to time.

IN WITNESS WHEREOF, the Parties have entered into this Research Collaboration and License Agreement as of the Effective Date.

SENTI BIOSCIENCES, INC.

By:	/s/ Curt Herberts
Name: Curt A. Herberts III
Title: COO and Acting CFO

SPARK THERAPEUTICS, INC.

By:	/s/ Jeffrey Marrazzo
Name: Jeffrey D. Marrazzo
Title: CEO

[Signature Page to Research Collaboration and License Agreement]

Exhibit A

Option Field

[***]

Exhibit B

Promoter Profiles

[***]

Exhibit C

Research Plan

[***]

Exhibit D

[***]

Exhibit E

Materials Transfer Letter

[***]

Exhibit F-1

Senti Press Release

* * *

Senti Bio Enters Collaboration with Spark Therapeutics to Develop Next-Generation Precision Gene

Therapies

Collaboration combines Senti Bio’s leading-edge gene circuit technology platform and high-throughput synthetic promoter design capabilities with Spark Therapeutics’ investigational gene therapies targeting the central nervous system, eye or liver -

Senti Bio is potentially eligible to receive upfront, opt-in and milestone payments exceeding $645 million

South San Francisco, Calif., April 13, 2021 —Senti Biosciences, a leading gene circuit company, today announced a collaboration and option agreement with Spark Therapeutics, a member of the Roche Group (SIX: RO, ROG; OTCQX: RHHBY), to apply Senti Bio’s gene circuit technology to the development of next-generation precision gene therapies directed toward specific cell types in the central nervous system (CNS), eye or liver. Created from novel and proprietary combinations of DNA sequences, gene circuits reprogram cells with biological logic to sense inputs, compute decisions and respond to their environments for defined therapeutic applications.

Senti Bio has designed, built and tested thousands of sophisticated gene circuits to drive its internal therapeutic pipeline and to deploy into multiple cell and gene therapy delivery modalities across diverse therapeutic areas. Senti Bio’s broad gene circuit technology platform includes high-throughput approaches to design and test highly potent and specific Smart Sensors that are responsive to cell-type and/or cell-state specific biomarkers. These Smart Sensors include synthetic promoters, which are compact DNA sequences engineered to more precisely regulate the expression of therapeutic genes. Spark Therapeutics will apply Senti Bio’s Smart Sensors gene circuit platform towards the goal of developing gene therapies that achieve cell type- or disease-selective expression of therapeutic payloads.

“We view gene circuits as a critical component of any advanced cell and gene therapy, regardless of therapeutic area or delivery modality. This collaboration with Spark Therapeutics aligns with our goal of enabling truly dynamic therapies that have the ability to discriminate between certain cell types, selectively express various payloads, and respond to diverse disease environments,” said Tim Lu, MD, PhD, chief executive officer of Senti Bio. “We are extremely impressed by the capabilities and know-how of Spark Therapeutics specifically in the area of gene therapy, and we look forward to bringing our mutual expertise together under this collaboration to harness the power of gene circuits to develop gene therapies that are clinically meaningful to patients.”

Under the terms of the agreement, Senti Bio will be responsible for designing, building, and testing cell type- and disease specific-synthetic promoters for use in certain CNS, ocular or liver-directed gene therapies. Spark Therapeutics will receive the option to exclusively license a defined number of synthetic promoters emerging from the collaboration for use in developing gene therapy products in specified indications. Upon option exercise, Spark Therapeutics will be responsible for conducting preclinical, clinical and commercialization activities for any gene therapy candidates that incorporate Senti Bio’s licensed synthetic promoters.

Senti Bio will receive an upfront payment as well as funding to support its research activities, and upon option exercise will be eligible to receive an option exercise payment as well as development, regulatory, and sales milestone payments in addition to royalties on a per product basis. The aggregate potential value of upfront, opt-in and milestone payments to Senti Bio may exceed $645 million.

About Senti Bio

Our mission is to create a new generation of smarter medicines that outmaneuver complex diseases in ways previously inconceivable. We have built a synthetic biology platform that enables us to program next-generation cell and gene therapies with what we refer to as “gene circuits.” These gene circuits, which are created from novel and proprietary combinations of DNA sequences, reprogram cells with biological logic to sense inputs, compute decisions and respond to their cellular environments. We are designing gene circuits to improve the “intelligence” of cell and gene therapies in order to enhance their therapeutic effectiveness against a broad range of diseases that conventional medicines are unable to address. For more information, please visit the Senti Bio website at https://www.sentibio.com.

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Contact Senti Bio:

Curt Herberts, CFO, CBO	Denise Powell (Media)

Email: corporate@sentibio.com	Email: denise@redhousecomms.com

Find more information at sentibio.com

Follow us on Linkedin: Senti Biosciences

Follow us on Twitter: @SentiBio

Exhibit F-2

Spark Press Release

* * *

Spark Therapeutics Enters Collaboration with Senti Bio to Bolster Industry-

Leading Gene Therapy Research Platform

Collaboration combines Senti Bio’s leading-edge gene circuit technology platform and high-throughput synthetic promoter design capabilities with Spark Therapeutics’ investigational gene therapies targeting the central nervous system, eye or liver

Senti Bio is potentially eligible to receive upfront, opt-in and milestone payments exceeding $645 million

PHILADELPHIA, April 13, 2021 — Spark Therapeutics, a member of the Roche Group (SIX: RO, ROG; OTCQX: RHHBY) and a fully integrated, commercial gene therapy company dedicated to challenging the inevitability of genetic disease, today announced a collaboration and option agreement with Senti Biosciences, a leading gene circuit company, to apply Senti Bio’s gene circuit technology to the development of next-generation precision gene therapies directed toward specific cell types in the central nervous system (CNS), eye or liver. Created from novel and proprietary combinations of DNA sequences, gene circuits reprogram cells with biological logic to sense inputs, compute decisions and respond to their environments for defined therapeutic applications.

“As the leader in gene therapy, we are constantly evaluating emerging technologies to complement our in-house expertise and welcome collaborations with innovators like Senti Bio, which we hope will further accelerate our efforts to unlock the full potential of gene therapy for patients living with genetic disease,” said Joseph La Barge, chief business officer, Spark Therapeutics.

Senti Bio’s gene circuit technologies include high-throughput approaches to design and test highly potent and specific Smart Sensors that are responsive to cell-type- and/or cell-state-specific biomarkers. These Smart Sensors include synthetic promoters, which are compact DNA sequences engineered to more precisely regulate the expression of therapeutic genes. Spark Therapeutics will apply Senti Bio’s Smart Sensors gene circuit platform towards the goal of developing gene therapies that achieve cell type- or disease-selective expression of therapeutic payloads.

“Breaking barriers for patients living with genetic disease requires evaluating opportunities to further our proven gene therapy platform, and we are thrilled to collaborate with Senti Bio, which is at the forefront of using synthetic biology to engineer gene circuits to create therapies with enhanced therapeutic properties that increase efficacy, precision and control,” said Federico Mingozzi, Ph.D., chief scientific officer, Spark Therapeutics. “We look forward to leveraging Senti Bio’s high-throughput synthetic promoter capabilities to develop novel gene therapies directed toward specific cell types in the central nervous system, eye or liver.”

Under the terms of the agreement, Senti Bio will be responsible for designing, building and testing cell type- and disease specific-synthetic promoters for use in developing certain CNS, eye or liver-directed gene therapies. Spark Therapeutics will receive the option to exclusively license a defined number of synthetic promoters emerging from the collaboration for use in developing gene therapy products in specified indications. Upon option exercise, Spark Therapeutics will be responsible for conducting preclinical, clinical and commercialization activities for any gene therapy candidates that incorporate Senti Bio’s licensed synthetic promoters.

Senti Bio will receive an upfront payment as well as funding to support its research activities, and upon option exercise will be eligible to receive an option exercise payment as well as development, regulatory, and sales milestone payments in addition to royalties on a per product basis. The aggregate potential value of upfront, opt-in and milestone payments to Senti Bio may exceed $645 million.

Gene Therapy Partner of Choice

Breaking barriers to unlock the full potential of gene therapy for patients living with genetic disease requires complementing our in-house expertise with collaborators across industry and academia. Spark Therapeutics has been at the forefront of gene therapy research for more than eight years, advancing more than a dozen clinical trials against cell targets in the retina, liver and central nervous system. We strive to bring together the best and brightest technologies, scientific minds and innovators to bring more gene therapies to more patients living with genetic disease.

About Spark Therapeutics

At Spark Therapeutics, a fully integrated, commercial company committed to discovering, developing and delivering gene therapies, we challenge the inevitability of genetic diseases, including blindness, hemophilia, lysosomal storage disorders and neurodegenerative diseases. We currently have four programs in clinical trials. At Spark, a member of the Roche Group, we see the path to a world where no life is limited by genetic disease. For more information, visit www.sparktx.com, and follow us on Twitter and LinkedIn.

Media Contact:

Kevin Giordano

kevin.giordano@sparktx.com

(215) 294-9942

Exhibit G

Data Package Template

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